Exhibit 2.1

EXECUTION COPY

BUSINESS COMBINATION AGREEMENT AND PLAN OF MERGER

BY AND AMONG

JUSTICE HOLDINGS LIMITED,

JUSTICE DELAWARE HOLDCO INC.,

JUSTICE HOLDCO LLC

and

BURGER KING WORLDWIDE HOLDINGS, INC.

Dated April 3, 2012

(i)

(ii)

EXHIBITS
Exhibit A	Form of Contingent Contribution Agreement
Exhibit B	Form of Justice Assignment Agreement
Exhibit C	Form of New Holdco Charter
Exhibit D	Form of New Holdco Bylaws
Exhibit E-1	Form of Registration Rights Agreement
Exhibit E-2	Form of Registration Rights Agreement

(iii)

BUSINESS COMBINATION AGREEMENT AND PLAN OF MERGER

This BUSINESS COMBINATION AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of April 3, 2012, by and among Justice Holdings Limited, a company limited by shares incorporated with limited liability under the laws of the British Virgin Islands (“Justice”), Justice Delaware Holdco Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Justice (“New Holdco”), Justice Holdco LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of New Holdco (“Merger Sub LLC”), and Burger King Worldwide Holdings, Inc., a Delaware corporation (the “Company”). All capitalized terms shall have the respective meanings ascribed thereto in Article I.

W I T N E S S E T H:

WHEREAS, Justice is a blank check company incorporated to acquire one or more operating businesses through a merger, capital stock exchange, share purchase, asset acquisition, reorganization or similar transaction;

WHEREAS, Justice is the sole stockholder of New Holdco and owns all of the issued and outstanding shares of capital stock of New Holdco;

WHEREAS, New Holdco is the sole member of Merger Sub LLC and owns all of the membership interests of Merger Sub LLC;

WHEREAS, 3G Special Situations Fund II, L.P., a limited partnership formed under the laws of the Cayman Islands (“Fund II”), owns a majority of the outstanding shares of Company Common Stock of the Company;

WHEREAS, upon the terms and subject to the conditions of this Agreement, the parties hereto wish to effect the Business Combination;

WHEREAS, prior to the Merger Effective Time, Justice will contribute to New Holdco all Assets (including the Signing Date Justice Funds) then held by or on behalf of Justice, and New Holdco will issue to Justice a number of shares of common stock, par value $0.01 per share, of New Holdco (the “New Holdco Common Shares”) equal to one less than the number of Justice Ordinary Shares then issued and outstanding and assume the Liabilities of Justice on the terms and subject to the conditions set forth in the Justice Assignment Agreement (collectively, the “Justice Contribution”);

WHEREAS, pursuant to the Contingent Contribution Agreement, the Founders will contribute to New Holdco all of the issued and outstanding Justice Founder Shares and Justice Founder Securities in exchange for Class A shares of New Holdco (the “New Holdco Founder Shares”) and Class B shares of New Holdco (the “New Holdco Founder Securities”) to be issued by New Holdco, in each case, having substantially identical terms to the Justice Founder Shares and Justice Founder Securities, respectively (such steps collectively, the “Founders Contribution”), which Founders Contribution will occur contemporaneously with the Justice Contribution;

WHEREAS, immediately following the Founders Contribution, New Holdco will distribute to Justice all of the Justice Founder Shares and Justice Founder Securities contributed to it in connection with the Founders Contribution, and Justice will cancel such Justice Founder Shares and Justice Founder Securities (the “Distribution and Cancellation”);

WHEREAS, immediately following the Distribution and Cancellation and prior to the Merger Effective Time, Justice will distribute, by way of interim distribution, to holders of Justice Ordinary Shares all of the New Holdco Common Shares then held by Justice, with each such holder receiving one New Holdco Common Share for each Justice Ordinary Share then held by such holder (the “Justice Dividend”);

WHEREAS, following the Distribution and Cancellation and the Justice Dividend, Justice will commence the process of liquidating itself (the “Justice Liquidation”);

WHEREAS, the parties hereto intend that the Justice Contribution, the Founders Contribution, the Distribution and Cancellation, the Justice Dividend and the Justice Liquidation (collectively, the “Domestication”) together will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and that this Agreement constitutes a plan of reorganization;

WHEREAS, pursuant to the Contingent Contribution Agreement, immediately following the Justice Dividend and prior to the Merger Effective Time, all of the New Holdco Founder Shares and New Holdco Founder Securities shall be contributed by the holders thereof to New Holdco in exchange for 10,437,387 New Holdco Common Shares and New Holdco will immediately cancel such New Holdco Founder Shares and New Holdco Founder Securities (collectively, the “Pre-Merger Recapitalization”);

WHEREAS, the parties hereto intend that the Pre-Merger Recapitalization will constitute a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and that this Agreement constitutes a plan of reorganization;

WHEREAS, immediately following the Pre-Merger Recapitalization, the Company will be merged with and into Merger Sub LLC, the separate corporate existence of the Company will cease and Merger Sub LLC will be the surviving company and a wholly-owned subsidiary of New Holdco, and, upon the effective time of the Merger, all shares of Company Common Stock will be converted into the right to receive cash and New Holdco Common Shares as set forth in this Agreement;

WHEREAS, the parties intend that the Merger will constitute a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, that the Company, New Holdco and Merger Sub LLC are parties to such reorganization within the meaning of Section 368(b) of the Code, and that this Agreement constitutes a plan of reorganization;

WHEREAS, (i) the Company Board has approved and declared advisable this Agreement and recommended the approval and adoption of this Agreement and the Merger to the holders of Company Common Stock and (ii) immediately following the execution and delivery of this Agreement, Fund II will execute the Fund II Written Consent to approve and adopt this Agreement and the Merger;

WHEREAS, (i) the board of directors of Justice (the “Justice Board”), acting upon the recommendation and approval of a majority of independent directors thereof, and the board of directors of New Holdco (the “New Holdco Board”) and the sole manager of Merger Sub LLC (the “Merger Sub LLC Manager”), have each unanimously approved and declared advisable this Agreement and, with the exception of the Justice Board, recommended the approval and adoption of this Agreement and the Business Combination (including the Merger) to their respective equity holders, and (ii) immediately following the execution and delivery of this Agreement, each of Justice (prior to the Founders Contribution and in its capacity as the sole stockholder of New Holdco) and New Holdco (in its capacity as the sole membership interest holder of Merger Sub LLC), will execute the Justice Written Consent to approve and adopt this Agreement and the Merger; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Business Combination contemplated hereby and also to prescribe certain conditions to the Business Combination.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. For purposes of this Agreement, the term:

“Action” shall mean any Judgment outstanding or any action, claim, suit, litigation, proceeding or arbitration by or before any Governmental Entity.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by agreement or otherwise.

“Aggregate Cash Consideration” shall mean an amount in cash of immediately available funds equal to US $1,410,000,000.

“Aggregate Merger Consideration” shall mean the Aggregate Cash Consideration plus the Aggregate Stock Consideration.

“Aggregate Stock Consideration” shall mean 249,414,069 validly issued New Holdco Common Shares.

“Ancillary Agreements” shall mean the Certificate of Merger, the Contingent Contribution Agreement, the Registration Rights Agreements and the Justice Assignment Agreement and each other agreement, certificate, instrument or other document executed and delivered by the parties in connection with this Agreement and the transactions contemplated hereby (including the Business Combination).

“Assets” shall mean, with respect to any Person, all land, buildings, improvements, leasehold improvements, Fixtures and Equipment and other assets, real or personal, tangible or intangible, owned or leased by such Person or any of its Subsidiaries.

“Berggruen” shall mean Berggruen Acquisition Holdings III Ltd., a British Virgin Islands business company.

“Business Combination” means, collectively, the Justice Contribution, the Founders Contribution, the Distribution and Cancellation, the Justice Dividend, the Justice Liquidation, the Pre-Merger Recapitalization and the Merger, in each case occurring in the order set forth herein.

“Burger King Capital Holdings” means Burger King Capital Holdings, LLC, a Delaware limited liability company and wholly-owned Subsidiary of the Company.

“Business Day” shall mean each day other than Saturdays, Sundays and days when commercial banks are authorized or required to be closed for business in New York, New York or London, England.

“Certificate” means a certificate (or evidence of shares in book-entry form) that at the Closing and immediately prior to the Merger Effective Time represented any shares of Company Common Stock.

“Closing Date” shall mean the date on which the Closing occurs.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Benefit Agreement” shall mean each employment, consulting, indemnification, change in control, severance or termination agreement or arrangement between the Company or any of its Subsidiaries, on the one hand, and any current or former employee, officer or director of the Company or any of its Subsidiaries, on the other hand (but excluding any Company Benefit Plans) pursuant to which the Company or any of its Subsidiaries has any continuing obligations as of the date of this Agreement, other than any agreement or arrangement mandated by applicable Law.

“Company Benefit Plan” shall mean each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based compensation, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefits plan, policy, program, arrangement or understanding, (but excluding any Company Benefit Agreement), in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries as of the date of this Agreement, in each case for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, other than (a) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (b) any plan, policy, program, arrangement or understanding mandated by applicable Law.

“Company Common Stock” shall mean the shares of common stock of the Company, par value $0.01 per share.

“Company Leakage” shall mean any of the following occurring from and after January 1, 2012: (a) any dividend or other distributions declared, paid or made by the Company or any of its Subsidiaries to Fund II or any Affiliate of Fund II or the Company (other than the Company or any Subsidiary of the Company); (b) any payments made or agreed to be made by the Company or any of its Subsidiaries to (i) Fund II or (ii) any Affiliate of Fund II or the Company (other than the Company or any Subsidiary of the Company) in respect of its capital stock or other securities or of such capital stock or other securities being redeemed, purchased or repaid, (c) any other return of capital being made to (i) Fund II or the Company or (ii) any Affiliate of Fund II or the Company (other than the Company or any Subsidiary of the Company); (d) any payments made (including management fees, monitoring fees, service or directors’ fees, bonus or other compensation of any kind) or Assets transferred by the Company or any of its Subsidiaries to, or any Liabilities assumed or incurred by the Company or any of its Subsidiaries for the direct or indirect benefit of (i) Fund II or the Company or (ii) any Affiliate of Fund II or the Company (other than the Company or any Subsidiary of the Company) (other than the Company’s Expenses and Listing Expenses); (e) the waiver by the Company or any of its Subsidiaries of any amount owed to it by (i) Fund II or the Company or (ii) any Affiliate of Fund II or the Company (other than the Company or any Subsidiary of the Company); or (f) the agreement or undertaking by the Company or any of its Subsidiaries to do any of the matters set out in the foregoing clauses (a) to (e), in each case other than as contemplated by this Agreement or any Ancillary Agreement.

“Company Major Representations” shall mean those representations and warranties set forth in Section 4.1, Section 4.2 (other than any representations and warranties set forth in Section 4.2(d)), Section 4.3, Section 4.8, Section 4.10 and Section 4.12.

“Company Material Adverse Effect” shall mean any change, effect, event, or occurrence that, individually or in the aggregate with all other changes, events or occurrences, has had a material adverse effect on (a) the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, which has continued or is reasonably expected to continue over a period of not less than two (2) full fiscal years of the Company beginning with the current fiscal year of the Company; provided, that no change, effect, event or occurrence resulting or arising from or in connection with any of the following shall either alone or in combination constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) any economic, credit, capital, securities or financial markets or any social, regulatory or political conditions in the United States or elsewhere in the world, including with respect to interest rates or currency exchange rates, (ii) any outbreak or any development, change, worsening or escalation of hostilities (whether or not armed), acts of war (whether or not declared), sabotage or terrorism, (iii) any act of God, hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster, (iv) any proposal, enactment or change in interpretation of, or other change in, applicable Law, U.S. GAAP (or equivalent accounting practice in any other jurisdiction) or governmental policy or any development or effect of any investigation, audit or review of the Company or any of its Subsidiaries by any Governmental Entity commencing from and after the date hereof, (v) general conditions in the industries in which the Company or any of its Subsidiaries operate, (vi) the price or availability of any products, equipment or supply used or sold by the Company or any of its Subsidiaries or Franchisees, (vii) the failure, in and of itself, of the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenue, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes in the credit rating of the Company or any of its Subsidiaries (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if otherwise contemplated by this definition), (viii) the financial condition of any Franchisee or master Franchisee of the Company or any of its Subsidiaries, (ix) the announcement and pendency of this Agreement or the Business Combinations and/or other transactions contemplated hereby (including any employee departures), (x) any action taken or omitted to be taken by the Company or its Subsidiaries at Justice’s direction or written request (including any action not taken as a result of the failure of Justice to consent to any action requiring Justice’s consent) or otherwise required or permitted to be taken or omitted to be taken by this Agreement, (xi) the identity of, or any facts or circumstances relating to, Justice or its Affiliates, (xii) any pending, initiated, or threatened Action against the Company or any of its Subsidiaries (or any officers or directors or any of the foregoing), in each case, arising out of or relating to the transactions contemplated this Agreement, and (xiii) the effect of any matters specifically disclosed in the Company Disclosure Schedule or any Burger King SEC Documents or (b) the ability of the Company to perform its obligations under this Agreement and to consummate the transactions contemplated hereby (including the Merger), in each case, as of the Termination Date.

“Contingent Contribution Agreement” shall mean the Contingent Contribution Agreement, dated as of the date hereof, by and among Justice, Berggruen, Marlin, the Pershing Square Entities and New Holdco, and in the form attached hereto as Exhibit A.

“Contract” shall mean any agreement, contract or other legally binding arrangement, understanding, obligation or commitment of a Person or to which a Person’s Assets are subject, whether oral or written, including any and all amendments, supplements, exhibits, annexes, appendices and schedules thereto.

“Disclosure and Transparency Rules” shall mean the Disclosure Rules and Transparency Rules of the FSA made under Part VI of FSMA.

“DGCL” shall mean the General Corporate Law of the State of Delaware, as amended.

“DLLCA” shall mean the Limited Liability Company Act of the State of Delaware, as amended.

“Encumbrances” shall mean any claim, lien, pledge, option, right of first refusal, encroachment, charge, security interest, deed of trust, mortgage, restriction, covenant, reservation of interest in title or encumbrance of any kind or nature whatsoever.

“Equity” shall mean, with respect to any Person, any (whether voting or otherwise) shares of capital stock, membership interests, limited liability company interests, partnership interests, joint venture interests or other equity interests of such Person, or interests which are directly or indirectly exercisable or exchangeable for, or convertible into, any such equity interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Representative” shall mean Fund II, acting solely in its capacity as exchange representative for the payment of the Aggregate Merger Consideration in accordance with Article III.

“Fixtures and Equipment” shall mean, with respect to any Person, all of the furniture, fixtures, furnishings, machinery and equipment owned or leased by such Person and located in, at or upon the other Assets of such Person.

“Founders” shall mean Berggruen, Marlin and the Pershing Square Entities.

“Franchisee” shall mean a Person other than the Company or any of its Subsidiaries that is granted a right (whether directly by the Company or any of its Subsidiaries or by another Franchisee) to develop or operate, or is granted a right to license others to develop or operate, a franchised BURGER KING® restaurant within a specific geographic area or at a specific location.

“FSA” shall mean the Financial Services Authority of the United Kingdom, acting in its capacity as competent authority for the purposes of Part VI of FSMA.

“FSMA” shall mean the Financial Services and Markets Act 2000 of the United Kingdom.

“Governmental Entity” shall mean any transnational, domestic or foreign federal, state, local or provincial court, regulatory or administrative agency, commission or other governmental authority, body or instrumentality with jurisdiction, including for the avoidance of doubt any Self-Regulatory Organizations.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” shall mean International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Indebtedness” shall mean, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any cost associated with prepaying any such debt, (b) the principal component of capitalized lease obligations, (c) net obligations under interest rate agreements and currency agreements, (d) amounts drawn on letters of credit, (e) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments and all other obligations of a Person upon which interest is paid by such Person, including accrued interest, (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, (g) net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (h) all Liabilities relating to securitization or factoring programs or arrangements, and (i) all Indebtedness of another Person referred to in clauses (a) through (h) above guaranteed (including keep well arrangements) directly or indirectly, jointly or severally, in any manner.

“Justice Founder Securities” shall mean the Class B shares of Justice, no par value.

“Justice Founder Shares” shall mean the Class A shares of Justice, no par value.

“Justice Leakage” shall mean any of the following: (a) any dividend or other distributions declared, paid or made by Justice or any of its Subsidiaries to any Founder, Non-Founder Justice Director, any Justice equity holder or any Affiliate of any of the foregoing or Justice (other than to Justice or any wholly-owed Subsidiary of Justice); (b) any payments made or agreed to be made by Justice or any of its Subsidiaries to (i) any Founder, Non-Founder Justice Director or any Justice equity holder or (ii) any Affiliate of any of the foregoing or Justice (other than Justice or any wholly-owned Subsidiary of Justice) in respect of its shares or capital stock or other securities or of such shares or capital stock or other securities being redeemed, purchased or repaid, (c) any other return of capital being made to (i) any Founder, Non-Founder Justice Director or any Justice equity holder or (ii) any Affiliate of any of the foregoing or Justice (other than Justice or any wholly-owned Subsidiary of Justice); (d) any payments made (including management fees, monitoring fees, service or directors’ fees, bonus or other compensation of any kind) or Assets transferred by Justice or any of its Subsidiaries to, or any Liabilities assumed or incurred by Justice or any of its Subsidiaries for the direct or indirect benefit of (i) any Founder, Non-Founder Justice Director or any Justice equity holder or (ii) any Affiliate of any of the foregoing or Justice (other than Justice or any wholly-owned Subsidiary of Justice); (e) the waiver by Justice or any of its Subsidiaries of any amount owed to it by (i) any Founder, Non-Founder Justice Director or any Justice equity holder or (ii) any Affiliate of any of the foregoing or Justice (other than Justice or any wholly-owned Subsidiary of Justice); or (f) the agreement or undertaking by Justice or any of its Subsidiaries to do any of the matters set out in the foregoing clauses (a) to (e), in each case other than as contemplated by this Agreement or the Ancillary Agreements.

“Justice Major Representations” shall mean those representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.5(d), Section 5.6, Section 5.8, Section 5.11, Section 5.12 and Section 5.14.

“Justice Material Adverse Effect” shall mean any change, effect, event, or occurrence that, individually or in the aggregate with all other changes, events or occurrences, has had a material adverse effect on (a) the business, financial condition or results of operations of Justice and its Subsidiaries, taken as a whole, or (b) the ability of Justice or any of its Subsidiaries to perform its obligations under this Agreement and to consummate the transactions contemplated hereby (including the Domestication, the Pre-Merger Recapitalization and the Merger), in each case set forth in this clause (b), as of the Termination Date.

“Justice Non-Founder Directors” shall mean Lord Paul Myners, Miguel Pais do Amaral, Alun Cathcart, Nouriel Roubini and Alan Parker.

“Justice Ordinary Shares” shall mean the ordinary shares of Justice, no par value.

“Knowledge” shall mean with respect to (a) the Company, the actual knowledge of any of those individuals listed on Section 1.1(a) of the Company Disclosure Schedule, and (b) Justice, the actual knowledge of any of those individuals listed on Section 1.1(a) of the Justice Disclosure Schedule.

“Law” shall mean any statute, law (including common law), regulation, rule, ruling, Judgment of or by any Governmental Entity.

“Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law or Action and those arising under any Contract.

“Listing Expenses” shall mean (a) the costs and expenses (including reasonable costs, fees and expenses of legal counsel) incurred for the preparation of (i) SEC registration (including the preparation of financial statements and other legal and accounting items required for implementation of SEC registration and NYSE listing of the New Holdco Common Shares) and any costs of the financial printer related thereto and (ii) NYSE listing of the New Holdco Common Shares, (b) the cost and expenses (other than Taxes) incurred in connection with converting Justice funds to United States dollars, not to exceed $30,000, and (c) any HSR Act or other regulatory filing fees or other expenses and costs incurred in connection with the parties’ obligations under Section 7.6(c).

“Listing Rules” shall mean the Listing Rules of the FSA made under Part VI of FSMA.

“Marlin” shall mean Marlin Equities VI, LLC, a Delaware limited liability company.

“NYSE” shall mean the New York Stock Exchange.

“Official List” shall mean the list maintained by the FSA in accordance with section 74(1) of FSMA for the purposes of Part VI of FSMA.

“Organizational Documents” shall mean, with respect to any entity, the charter, memorandum and articles of association, certificate of incorporation, articles of incorporation, bylaws, partnership agreement, limited liability company agreement, operating agreement, declaration of trust, or other similar governing documents of such entity, including any documents designating or certifying the terms of any securities of such entity.

“Per Share Aggregate Consideration” shall mean the Per Share Cash Consideration plus the Per Share Stock Consideration.

“Per Share Cash Consideration” shall mean that cash amount obtained by dividing the Aggregate Cash Consideration by the number of shares of Company Common Stock outstanding immediately prior to the Merger Effective Time.

“Per Share Stock Consideration” shall mean that number of New Holdco Common Shares obtained by dividing the Aggregate Stock Consideration by the number of shares of Company Common Stock outstanding immediately prior to the Merger Effective Time, with cash being paid in lieu of fractional shares.

“Permitted Company Leakage” shall mean those items of Company Leakage set forth in Section 1.1(b) of the Company Disclosure Schedule and the incurrence or payment of (a) ordinary course compensation, (b) expenses reimbursable in accordance with policies of the Company or any of its Subsidiaries in effect as of the date hereof, (c) amounts in the ordinary course of business or pursuant to Contracts existing as of the date hereof which have been disclosed to Justice (including in respect of indemnification or similar obligations of the Company or any of its Subsidiaries), in the case of each of foregoing clauses (a), (b) and (c), to the officers and directors of the Company or any of its Subsidiaries who are also Representatives of Fund II or any of its Affiliates (excluding, for the purpose of this definition, the Company and its Subsidiaries), or (d) any amounts, obligations or transactions contemplated by this Agreement (including pursuant to Section 7.2).

“Permitted Encumbrances” shall mean any and all Encumbrances (a) which result from all statutory or other liens for Taxes or assessments and are not yet due and payable or delinquent or the validity of which is being contested in good faith by appropriate proceedings along with the posting of any security or bond required under applicable Law in connection with such contest, (b) imposed or promulgated by Law or any Governmental Entity, (c) arising in connection with any cashiers’, landlords’, workers’, mechanics’, carriers’, repairers’ or other similar lien imposed by Law and arising out of obligations incurred in the ordinary course of business, (d) created as a result of any action taken by Justice or any of its Affiliates, (e) that are expressly listed as exceptions in insurance policies, (f) listed on Section 1.1(c) to the Company Disclosure Schedule, (g) under any material Contract to which the Company or any of its Subsidiaries is a party (but excluding Encumbrances arising out of the violation of any such Contracts) (it being understood that this clause (g) shall not apply to Section 4.2(a)), and (h) which individually or in the aggregate do not materially detract from the value of or materially interfere with the present use of the property subject thereto or affected thereby and would not otherwise have a Company Material Adverse Effect.

“Permitted Justice Leakage” shall mean those items of Justice Leakage set forth in Section 1.1(b) of the Justice Disclosure Schedule.

“Pershing Square Entities” shall mean, collectively, Pershing Square, L.P., a Delaware limited partnership, Pershing Square II, L.P., a Delaware limited partnership, and Pershing Square International, Ltd., a Cayman Islands exempted company.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, real estate investment trust, other organization (whether incorporated or unincorporated), Governmental Entity (or any department, agency or political subdivision thereof), or any other legal entity or the media.

“Registration Statement” shall mean a Form 10 under the Exchange Act for the registration under the Exchange Act of the New Holdco Common Shares or any equivalent registration statement.

“Representative” shall mean, with respect to any Person, that Person’s officers, directors, managers, employees, financial advisors, agents or other representatives.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” shall mean any domestic or foreign registered securities exchange, clearing house, futures exchange or securities market, or any other exchange or corporation or similar self-regulatory body or organization, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors or future commission merchants, in each case with competent jurisdiction.

“Share Matching Agreements” shall mean each of the share matching agreements dated as of February 14, 2011 or April 19, 2011, as the case may be, between each of the Justice Non-Founder Directors and Justice.

“Stock Award Exchange Ratio” shall mean a fraction, (a) the numerator of which is number of New Holdco Common Shares outstanding as of immediately after the consummation of the transactions contemplated in this Agreement, provided that, for all purposes of this definition, the number of New Holdco Common Shares outstanding as of immediately after the transactions contemplated by this Agreement shall be determined without giving effect to any New Holdco Common Shares issued in respect of any New Holdco Founder Shares or New Holdco Founder Securities in connection with the Pre-Merger Recapitalization (or otherwise), and (b) the denominator of which is the number of shares of Company Common Stock outstanding as of immediately prior to the Merger Effective Time.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, joint venture, real estate investment trust, or other organization, whether incorporated or unincorporated, or other legal entity of which (a) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such Person is a general partner, manager or managing member.

“Tax” or “Taxes” shall mean all transnational, domestic, foreign, federal, state, local or provincial taxes, levies, fees, imposts, assessments, impositions or other similar government charges, including income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent, withholding

(including dividend withholding and withholding required pursuant to Section 1445 and 1446 of the Code or any similar provision of any other Tax law or regulation), occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes imposed by any Taxing Authority, including interest, penalties and additions (to the extent applicable) thereto, whether disputed or not.

“Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof, any information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Taxing Authority” shall mean any Governmental Entity charged with the administration of any law, rule or regulation relating to Taxes.

“Third Party” shall mean any Person other than the Company, Justice, New Holdco, Merger Sub LLC and their respective Affiliates.

“Transfer Taxes” shall mean any sales, use, transfer, recordation, registration, value added, stock transfer, stamp or similar Taxes levied by any Taxing Authority in respect of the Business Combination.

“U.S. GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

Section 1.2 Glossary of Other Defined Terms. The following sets forth the location of definitions of capitalized terms defined in this Agreement:

Term	Section

Affiliate Agreement	Section 5.10
Agreement	Introduction
Antitrust Division	Section 7.6(c)
Appraisal Shares	Section 3.5
Assumed RSUs	Section 3.17(b)
Burger King	Article IV
Burger King Financial Statements	Section 4.5(d)
Burger King SEC Documents	Article IV
Certificate of Merger	Section 3.2
Closing	Section 3.18(a)
Closing Shortfall Payment	Section 7.19
Company	Introduction
Company Board	Section 4.3(b)
Company Disclosure Schedule	Article IV
Company Equity Awards	Section 4.2(a)
Company RSU Awards	Section 4.2(a)

Term	Section

Company Stock Options	Section 3.17(a)
Company Stock Plan	Section 3.17(a)
Company Voting Debt	Section 4.2(b)
Confidentiality Agreement	Section 7.1(b)
Depository Bank	Section 2.1
Distribution and Cancellation	Recitals
Domestication	Recitals
Exchange Fund	Section 3.16(a)
Expenses	Section 11.1
FIRPTA Certificate	Section 7.14
Foreign Merger Control Laws	Section 4.4
Founders Contribution	Recitals
FTC	Section 7.6(c)
Fund II	Recitals
Fund II Written Consent	Section 4.10
Indemnification Agreement	Section 7.2(c)
Indemnified Parties	Section 7.2(a)
Judgment	Section 4.7
Justice	Introduction
Justice Assignment Agreement	Section 2.2(a)
Justice Board	Recitals
Justice Contribution	Recitals
Justice Disclosure Schedule	Article V
Justice Dividend	Recitals
Justice FSA Reports	Section 5.5(a)
Justice Issued Shares	Section 5.2(a)
Justice Liquidation	Recitals
Justice Voting Debt	Section 5.2(b)
Justice Written Consent	Section 5.11
Measurement Date	Section 4.2(a)
Merger	Section 3.1
Merger Effective Time	Section 3.2
Merger Sub LLC	Introduction
Merger Sub LLC Manager	Recitals
New Holdco	Introduction
New Holdco Board	Recitals
New Holdco Bylaws	Section 3.14
New Holdco Charter	Section 3.13
New Holdco Common Shares	Recitals
New Holdco Founders Securities	Recitals
New Holdco Founders Shares	Recitals
Other Indemnitors	Section 7.2(c)
Pre-Merger Recapitalization	Recitals
Registration Rights Agreements	Section 9.2(c)
Restraint	Section 9.1(a)

Term	Section

Restricted Period	Section 2.1
Signing Date Justice Funds	Section 2.1
Subsidiary Capital Stock	Section 5.2(a)
Substitute Option	Section 3.17(a)
Surviving Company	Section 3.1
Takeover Laws	Section 4.3(b)
Termination Date	Section 10.1(c)
Working Capital Bank	Section 2.1

Section 1.3 Interpretation and Rules of Construction.

(a) In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

(ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole (including the Exhibits and Schedules hereto) and not to any particular provision of this Agreement;

(v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to cover all genders;

(vii) references to a Person are also to its successors and permitted assigns;

(viii) the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(ix) all capitalized terms not defined in the Company Disclosure Schedule or the Justice Disclosure Schedule shall have the meanings ascribed to them in this Agreement. The representations and warranties of the Company in this Agreement are made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth in the Company Disclosure Schedule. The representations and warranties of Justice in this Agreement are made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth in the Justice Disclosure Schedule. The disclosure of any matter in any section of the Company Disclosure Schedule or Justice Disclosure Schedule shall be deemed to be a disclosure for all purposes of this Agreement and all other sections of the Company Disclosure Schedule or Justice Disclosure Schedule, respectively, to which such matter relates. The listing of any matter shall expressly not be deemed to constitute an admission by any party hereto, or to otherwise imply, that any such matter is material, is required to be disclosed under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Company Disclosure Schedule or Justice Disclosure Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Company Disclosure Schedule or Justice Disclosure Schedule be deemed or interpreted to expand the scope of a party’s representations, warranties and/or covenants set forth in this Agreement. All attachments to the Company Disclosure Schedule or Justice Disclosure Schedule are incorporated by reference into the Company Disclosure Schedule or Justice Disclosure Schedule, respectively in which they are directly or indirectly referenced. The information contained in the Company Disclosure Schedule or Justice Disclosure Schedule is in all events provided subject to and on the terms of the Confidentiality Agreement as though Evaluation Material (as such term is defined therein) thereunder; and

(x) any Law defined or referred to in this Agreement or in any Ancillary Agreement shall mean such Law as from time to time amended, updated, modified, supplemented and superseded, including by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein and the rules applicable thereto, to the extent such amendment, update, modification, supplement or superseding Law is applicable to the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Except as otherwise set forth herein, wherever a conflict exists between this Agreement and any other Contract, agreement or other instrument (including any Ancillary Agreement), this Agreement shall control but solely to the extent of such conflict.

ARTICLE II

PRE-MERGER TRANSACTIONS

Section 2.1 Justice Funds. On the date hereof, Justice has on deposit with (a) Credit Suisse Securities (USA) LLC, a US registered broker dealer (the “Depository Bank”), an amount of cash and cash equivalents equal to at least $1,399,964,479, and (b) HSBC Bank plc (the “Working Capital Bank”), an amount of cash and cash equivalents equal to at least $9,960,455 (collectively with all such funds on deposit with the Depository Bank, the “Signing Date Justice Funds”). Except as expressly permitted pursuant to Section 7.19, from and after the date hereof and until the earlier of the Closing or five (5) Business Days following the termination of this Agreement (the “Restricted Period”), Justice shall not withdraw or otherwise Encumber any such funds and shall hold such funds solely for consummation of the transactions contemplated hereby. Following the Restricted Period, Justice shall nonetheless not (a) withdraw or otherwise Encumber that portion of the Signing Date Justice Funds as may be necessary, as determined in good faith by the Justice Board, to pay the Liabilities of Justice, New Holdco and Merger Sub LLC or (b) withdraw or otherwise Encumber any such funds except as expressly provided in that certain prospectus, dated as of February 14, 2011, relating to Justice prepared, filed and made available to the public in accordance with the FSMA and the applicable rules of the FSA.

Section 2.2 Justice Contributions and Distributions. Upon the terms and subject to the conditions of this Agreement, at the Closing, prior to the Merger, the appropriate parties shall take the following actions in furtherance of the Business Combination.

(a) Justice Contribution. First, pursuant to a Transfer, Assignment and Assumption Agreement, in the form attached hereto as Exhibit B (the “Justice Assignment Agreement”), Justice and New Holdco shall consummate the Justice Contribution.

(b) Founder Contribution. Contemporaneously with the Justice Contribution, pursuant to and in accordance with the Contingent Contribution Agreement, Justice and New Holdco shall consummate the Founders Contribution with Berggruen, Marlin and the Pershing Square Entities.

(c) Founder Shares and Founder Securities. Immediately following the Founders Contribution, New Holdco and Justice shall effect the Distribution and Cancellation.

(d) Justice Dividend. Immediately following the Distribution and Cancellation, Justice shall effect the Justice Dividend.

(e) Justice Liquidation. Following the Founders Contribution and the Justice Dividend, Justice will commence the process of the Justice Liquidation.

(f) Pre-Merger Recapitalization. Immediately following the Justice Dividend, New Holdco shall take all actions necessary to effect the Pre-Merger Recapitalization in accordance with the terms of this Agreement and the Contingent Contribution Agreement.

Section 2.3 Tax and Accounting Consequences. It is intended that the Domestication shall constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. It is intended that the Pre-Merger Recapitalization shall constitute a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code.

ARTICLE III

THE MERGER; THE CLOSING

Section 3.1 Merger. At the Merger Effective Time, upon the terms and subject to the conditions of this Agreement, in accordance with the DGCL and the DLLCA, the Company shall merge with and into Merger Sub LLC (the “Merger”) whereupon the separate corporate existence of the Company shall cease and Merger Sub LLC shall be the surviving company in the Merger and shall continue its limited liability company existence under the laws of the State of Delaware as a wholly-owned Subsidiary of New Holdco (the “Surviving Company”). Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

Section 3.2 Merger Effective Time. On the Closing Date, immediately following completion of the Pre-Merger Recapitalization, the Company and Merger Sub LLC shall (and New Holdco shall cause Merger Sub LLC to) file a certificate of merger in a form reasonably acceptable to the Company and New Holdco (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL and the DLLCA with the Secretary of State of the State of Delaware. The Merger shall become effective at 12:01 AM, Eastern Time, on the day following the Domestication, or at such later time as is agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL and the DLLCA (the “Merger Effective Time”). Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, the parties hereby agree that, at and after the Closing, the directors and officers of Burger King shall assume all control, and sole authority, over all corporate actions, operations and accounts (depository or otherwise) of each of New Holdco and Merger Sub LLC (and the parties hereby agree to take all necessary action to effect the foregoing at or prior to the Closing).

Section 3.3 Effects of the Merger. At and after the Merger Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger, the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the Assets, property, rights, privileges, powers and franchises of the Company and Merger Sub LLC shall vest in the Surviving Company, and all debts, Liabilities and duties of the Company and Merger Sub LLC shall become the debts, Liabilities and duties of the Surviving Company, all as provided under the DGCL and the DLLCA.

Section 3.4 Merger Consideration.

(a) At the Merger Effective Time, unless otherwise agreed by any holder of Company Common Stock, by virtue of the Merger and without any action on the part of New Holdco, Merger Sub LLC, the Company or any holder of the Company Common Stock:

(i) each share of Company Common Stock issued and outstanding as of immediately prior to the Merger Effective Time (excluding any Appraisal Shares and shares to be canceled pursuant to Section 3.4(a)(ii)) shall thereupon be converted automatically into, and shall thereafter represent, only the right to receive an amount in cash equal to the Per Share Cash Consideration and a number of New Holdco Common Shares equal to the Per Share Stock Consideration (which shall be allocated and paid as provided in clause (b)); and

(ii) each share of Company Common Stock issued and outstanding as of immediately prior to the Merger Effective Time that is directly owned by the Company as treasury stock shall automatically be canceled and cease to exist, and no consideration shall be delivered in exchange therefor.

(b) With respect to each holder of Company Common Stock, the consideration above will be paid and allocated among such holder’s shares of Company Common Stock as follows:

(i) a number of such shares of Company Common Stock equal to the quotient obtained by dividing (A) the aggregate amount of cash to which such holder is entitled to receive for his shares of Company Common Stock by (B) the Per Share Aggregate Consideration shall be allocated an amount of cash equal to the Per Share Aggregate Consideration;

(ii) each remaining share of Company Common Stock shall be allocated a number of New Holdco Common Shares equal to the quotient obtained by dividing (A) the aggregate amount of shares of New Holdco Common Stock to which such holder is entitled to receive for his shares of Company Common Stock by (B) the number of such shares of Company Common Stock; and

(iii) notwithstanding clauses (i) and (ii), if the quotient described in clause (i) is not an integer (that is, the amount of cash to which such holder is entitled to receive for his shares of Company Common Stock is not evenly divisible by the Per Share Aggregate Consideration), then one share of such holder’s Company Common Stock shall be allocated (A) the remainder of the aggregate amount of cash to which such holder is entitled to receive for his shares of Company Common Stock and (B) the number of New Holdco Common Shares required so that the value of the consideration allocated to that share of Company Common Stock is equal to the Per Share Aggregate Consideration.

(c) For the avoidance of doubt, any holder of one or more fractional shares of Company Common Stock issued and outstanding as of immediately prior to the

Merger Effective Time shall, at the Merger Effective Time, be entitled to receive an amount in cash equal to a corresponding fractional interest of the Per Share Cash Consideration and a number of New Holdco Common Shares equal to a corresponding fractional interest of the Per Share Stock Consideration.

Section 3.5 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.4, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. At the Merger Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted at the Merger Effective Time into, and shall have become, the right to receive the Per Share Aggregate Consideration as provided in Section 3.4, without any interest thereon. The Company shall give prompt notice to the other parties of any demands for appraisal of any shares of Company Common Stock or threats thereof, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company.

Section 3.6 Adjustment to Consideration. The Aggregate Merger Consideration shall be equitably adjusted to provide the Company and Justice (and their respective equity holders) the same economic effect as contemplated by this Agreement as of the date hereof and to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Justice Ordinary Shares, New Holdco Common Shares or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Justice Ordinary Shares, New Holdco Common Shares or Company Common Stock occurring on or after the date hereof and prior to the Closing Date.

Section 3.7 Merger Sub LLC Membership Interests. At the Merger Effective Time, by virtue of the Merger and without any action on the part of New Holdco, Merger Sub LLC, the Company, or any holder of membership interests of Merger Sub LLC, the membership interests of Merger Sub LLC outstanding immediately prior to the Merger Effective Time shall remain outstanding and become the membership interests of the Surviving Company. As a result of the Merger, the Surviving Company shall remain a wholly-owned Subsidiary of New Holdco.

Section 3.8 Certificate of Formation. At the Merger Effective Time, the Certificate of Formation of Merger Sub LLC in effect immediately prior to the Merger shall be the Certificate of Formation of the Surviving Company, until thereafter amended in accordance with applicable Law and such Certificate of Formation.

Section 3.9 Limited Liability Company Agreement. At the Merger Effective Time, the Limited Liability Company Agreement of Merger Sub LLC in effect immediately prior to the Merger shall be the Limited Liability Company Agreement of the Surviving Company, until thereafter amended in accordance with applicable Law, the Certificate of Formation and such agreement.

Section 3.10 Managers and Officers. The directors and officers of the Company immediately prior to the Merger Effective Time shall be the managers and officers of the Surviving Company, each to hold office in accordance with the Organizational Documents of the Surviving Company until their respective successors are duly elected or appointed and qualified or their earlier resignation.

Section 3.11 Tax and Accounting Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, that the Company, New Holdco and Merger Sub LLC are parties to such reorganization within the meaning of Section 368(b) of the Code, and that this Agreement constitutes a plan of reorganization.

Section 3.12 New Holdco Shares. Each New Holdco Common Share outstanding immediately prior to the Merger Effective Time shall remain outstanding as a New Holdco Common Share.

Section 3.13 Certificate of Incorporation of New Holdco. Immediately prior to the Merger, the Certificate of Incorporation of New Holdco in effect immediately prior to the Merger shall be amended and restated to be in the form attached hereto as Exhibit C (the “New Holdco Charter”) and, as so amended, shall be the Certificate of Incorporation of New Holdco until thereafter amended in accordance with applicable Law and the New Holdco Charter.

Section 3.14 Bylaws of New Holdco. Immediately prior to the Merger, the bylaws of New Holdco shall be amended and restated to be in the form attached hereto as Exhibit D (the “New Holdco Bylaws”) and, as so amended, shall be the bylaws of New Holdco until thereafter amended in accordance with applicable Law, the New Holdco Charter and the New Holdco Bylaws.

Section 3.15 Officers and Directors of New Holdco.

(a) The officers of the Company immediately prior to the Merger Effective Time shall be the officers of New Holdco from and after the Merger Effective Time, each to hold office in accordance with the New Holdco Charter and the New Holdco Bylaws until their respective successors are duly appointed and qualified or their earlier resignation, removal or death.

(b) The parties hereto shall take all actions necessary so that, as of the Closing and immediately prior to the Merger Effective Time, the New Holdco Board shall consist of: (i) the then current directors of the Company, (ii) Martin Franklin and

Alan Parker and (iii) such other directors indentified by the Company prior to the Merger Effective Time that qualify as “independent” under applicable Law (including the rules of the NYSE and the criteria set forth in Rule 10A-3 of the Exchange Act) if such directors are required to comply with applicable Law or the applicable rules of any Self-Regulatory Organization. (x) Each of the above directors shall hold his or her office, and (y) the parties hereto agree that Alexandre Behring shall be the Chairman of the New Holdco Board as of the Closing, in each case, in accordance with the New Holdco Organizational Documents until such director’s successor is duly elected and qualified or such director’s earlier resignation, removal or death. Notwithstanding anything to the contrary in this Agreement, from and after the date hereof, the Company may enter into customary indemnification agreements with, and/or obtain one or more directors’ and officers’ liability insurance policies covering, in each case, any of the foregoing persons.

Section 3.16 Exchange Fund.

(a) At or prior to the Merger Effective Time, New Holdco shall deposit with the Exchange Representative an amount of cash and a number of New Holdco Common Shares sufficient to pay the Aggregate Merger Consideration as required to be paid pursuant to this Agreement (such cash and New Holdco Common Shares being hereinafter referred to as the “Exchange Fund”).

(b) As promptly as reasonably practicable after the Merger Effective Time, the parties shall cause the Exchange Representative to deliver to each holder of record of Company Common Stock (i) a letter of transmittal in customary form, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for a portion of the Aggregate Merger Consideration in accordance with this Article III. Each holder of record of a Certificate shall, upon surrender to the Exchange Representative of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Representative, be entitled to receive in exchange therefor the amount of cash and the number of New Holdco Common Shares which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 3.4, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 3.16(b), each Certificate shall be deemed at any time after the Merger Effective Time to represent only the right to receive upon such surrender the applicable portion of the Aggregate Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article III. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article III.

(c) To the extent a Certificate is validly presented at the Closing in accordance with this Agreement, the Exchange Representative shall deliver to the holder thereof the Per Share Aggregate Consideration in respect of each share of Company Common Stock (or portion thereof in respect of any fractional shares) represented by such Certificate. All cash and New Holdco Common Shares paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates. At the close of business on the day on which the Merger Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of Company Common Stock that were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, any Certificate is presented to the Surviving Company for transfer, it shall be canceled against delivery of cash and New Holdco Common Shares to the holder thereof as provided in this Article III.

(d) Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six (6) months after the Merger Effective Time shall be delivered to New Holdco, upon demand, and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to New Holdco for, and New Holdco shall remain liable for, payment of their claims for the applicable portion of the Aggregate Merger Consideration pursuant to the provisions of this Article III.

(e) None of Fund II (in its capacity as the Exchange Representative or otherwise), Justice, New Holdco, Merger Sub LLC, the Company, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any cash or New Holdco Common Shares from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related portion of the Aggregate Merger Consideration would escheat to or become the property of any Governmental Entity, any such portion of the Aggregate Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of New Holdco, free and clear of all claims or interest of any Person previously entitled thereto.

(f) The Exchange Representative shall not have any obligation to invest any cash or New Holdco Common Shares in the Exchange Fund. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, the parties hereby agree that, to the fullest extent permitted by Law, New Holdco shall indemnify and hold harmless the Exchange Representative for all Liabilities, costs and expenses incurred by the Exchange Representative in connection with or relating to the performance by the Exchange Representative of its obligations under this Agreement, other than for fraud, gross negligence or willful misconduct by the Exchange Representative in its capacity as such.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by New Holdco, the posting by such Person of a bond in such reasonable amount as New Holdco may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Representative shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable portion of the Aggregate Merger Consideration in accordance with the terms of this Article III.

Section 3.17 Treatment of Management Awards.

(a) All options to purchase Company Common Stock (the “Company Stock Options”) under the Company 2011 Omnibus Incentive Plan (the “Company Stock Plan”) that are outstanding and unexercised immediately prior to the Merger Effective Time, whether or not then vested or exercisable, shall, at the Merger Effective Time, be assumed by New Holdco and shall be converted into a stock option to acquire New Holdco Common Shares by virtue of the Merger and without any further action on the part of the holder thereof. From and after the Merger Effective Time, all references to the Company in the Company Stock Plan and the applicable stock option agreements issued thereunder shall be deemed to refer to New Holdco, which shall have assumed the Company Stock Plan as of the Merger Effective Time by virtue of this Agreement. Each Company Stock Option assumed by New Holdco (each, a “Substitute Option”) shall be exercisable upon the same terms and conditions as under the Company Stock Plan and the applicable option agreement issued thereunder, except that (A) each such Substitute Option shall be exercisable for, and represent the right to acquire, that number of New Holdco Common Shares equal to the (i) the number of shares of Company Common Stock subject to such Company Stock Option multiplied by (ii) the Stock Award Exchange Ratio; and (B) the option price per New Holdco Common Share shall be an amount equal to (i) the option exercise price of such Company Stock Option in effect immediately prior to the Merger Effective Time divided by (ii) the Stock Award Exchange Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent); provided, that the exercise price and the number of New Holdco Common Shares subject to the Substitute Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of stock options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code. Such Substitute Option shall otherwise be subject to the same terms and conditions as applied to the related Company Stock Option immediately prior to the Merger Effective Time.

(b) All Company RSU Awards under the Company Stock Plan with respect to Company Common Stock that are outstanding and unsettled immediately prior to the Merger Effective Time, whether or not then vested, shall, by virtue of the Merger and without any further action on the part of the holder thereof, at the Merger Effective Time, be assumed by New Holdco and shall be converted into a restricted stock units with respect to New Holdco Common Shares, entitling the holder thereof to receive the whole number of New Holdco Common Shares (rounded down to the nearest whole share) equal to (i) the number of shares of Company Common Stock subject to such Company RSU Awards multiplied by (ii) the Stock Award Exchange Ratio. From and after the Merger Effective Time, all references to the Company in the Company Stock Plan and the applicable Company RSU Award agreements issued thereunder shall be deemed to refer to New Holdco, which shall have assumed the Company Stock Plan as of the Merger Effective Time by virtue of this Agreement. Each Company RSU Award assumed by New Holdco (the “Assumed RSUs”) shall be subject to the same terms and conditions as applied to the related Company RSU Awards immediately prior to the Merger Effective Time.

(c) Prior to the Merger Effective Time, the Company and New Holdco shall take all necessary action for the adjustment of Company Stock Options and the assumption of the Company Stock Plan and Company RSU Awards contemplated by this Section 3.17 (including obtaining necessary consents and/or amending and/or interpreting any provisions of the Company Stock Plan or agreements governing the terms and conditions of the Company Equity Awards to effectuate the provisions of this Section 3.17). As soon as practicable after the Merger Effective Time, New Holdco shall deliver, or cause to be delivered, to each holder of a Substitute Option or Assumed RSU an appropriate notice setting forth such holder’s rights pursuant thereto. New Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of New Holdco Common Shares for delivery upon exercise of Substitute Options and/or settlement of the Assumed RSU pursuant to the terms set forth in this Section 3.17. As soon as reasonably practicable after the Merger Effective Time, if applicable, the New Holdco Common Shares subject to Substitute Options and Assumed RSUs will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and New Holdco shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as Substitute Options and Assumed RSUs remain outstanding.

Section 3.18 Closing.

(a) Upon the terms and subject to the conditions of this Agreement, the closing of the Business Combination contemplated hereby (the “Closing”) shall take place at Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022 at 10:00 a.m. Eastern time on the third (3rd) Business Day after the satisfaction (or, to the extent permitted by Law, waiver) of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions in accordance with this Agreement), or at such other place, time and date as shall be agreed in writing between the Company and Justice.

(b) For the avoidance of doubt, at the Closing, the parties shall first effect the transactions contemplated by Section 2.2 and, following consummation of such transactions, shall effect the Merger as provided in Article III.

(c) At the Closing, the parties shall cause the execution and/or delivery by the appropriate Person of all necessary cash, certificates, documents and instruments, and shall cause to be updated all company books, records and ledgers, as shall be required, to effect the transactions contemplated by this Agreement, including the Business Combination. At the Closing, the parties shall cause to be delivered any certificates, documents and instruments as the parties or their counsel may reasonably in good faith agree to provide (including all such certificates, documents and instruments referred to herein) to evidence or consummate the transactions contemplated by this Agreement, including the Business Combination

Section 3.19 Withholding. Subject to the last four sentences of this provision, New Holdco shall be entitled to deduct and withhold from any amount otherwise payable hereunder to any Person any Tax required by applicable Tax Law to be deducted and withheld therefrom. To the extent any such Tax is so deducted and withheld and duly paid over to the applicable Governmental Entity, the amount of such deducted and withheld Tax shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the case of any amount payable to or for the account of Fund II, deduction or withholding of Tax shall be permitted hereunder only if the legal basis for the deduction or withholding thereof is specified on Section 3.19 of the Company Disclosure Schedule. From and after the date of this Agreement, New Holdco shall notify Fund II promptly upon (and in any event within five (5) days after) determining that New Holdco may be required by applicable Tax Law to deduct or withhold any Tax from any amount payable to or for the account of Fund II hereunder in an amount or on a basis that differs from the then-current version of Section 3.19 of the Company Disclosure Schedule. From and after the date of this Agreement, New Holdco and the Company shall cooperate in good faith with each other and with Fund II in determining the application and amount of any Tax specified on Section 3.19 of the Company Disclosure Schedule, and in making such amendments to Section 3.19 of the Company Disclosure Schedule as New Holdco and the Company may agree.

Section 3.20 Third Party Rights. Not withstanding anything to the contrary set forth in this Agreement, the provisions of Section 3.16 and so much of Section 3.19 as solely relates to payments made by New Holdco pursuant to Section 3.16 (a) shall survive the Merger Effective Time, (b) are intended to be for the benefit of, to grant third-party rights to and shall be enforceable by, and may not be amended without the approval of, Fund II and its successors and assigns and (c) are in addition to, and not in substitution for, any other rights that any such Person may have by Contract or otherwise. From and after the Merger Effective Time, each such Person shall be entitled to enforce the covenants contained in Section 3.16 and Section 3.19 and each other party acknowledges and agrees that each such Person would suffer irreparable harm and that no adequate remedy at Law exists for a breach of such covenants and each such Person shall be entitled to injunctive relief and specific performance in the event of any breach of any provision of Section 3.16 or Section 3.19.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in any registration statement, prospectus, report, schedule, form, statement or other document filed with, or furnished to, the SEC by or on behalf of Burger King Holdings, Inc., a Delaware corporation (“Burger King”) and wholly-owned Subsidiary of Burger King Capital Holdings, or incorporated by reference into such document, within the three (3) years preceding the date hereof and publicly available prior to the date of this Agreement, other than any predictive, cautionary or forward looking disclosures contained under the captions “Risk Factors”, “Forward Looking Statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature (as filed or amended through the date hereof, collectively, the “Burger King SEC Documents”), but being understood that this clause (a) shall not be applicable to Section 4.2, Section 4.10, and Section 4.12, or (b) as set forth in the disclosure schedules delivered by the Company to Justice concurrently with the execution of this Agreement (the “Company Disclosure Schedules”), the Company represents and warrants to Justice as follows:

Section 4.1 Incorporation or Organization, Standing and Corporate Power.

(a) Each of the Company and its Subsidiaries is duly incorporated or organized, as the case may be, and validly existing under the Laws of its jurisdiction of incorporation or organization, as the case may be, and has all requisite corporate or other entity power and authority to carry on its business as presently conducted, except as would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not have a Company Material Adverse Effect. True and complete copies of the Organizational Documents of the Company, in each case as in effect on the date of this Agreement, have been made available to Justice.

(b) Burger King Capital Holdings is a wholly-owned Subsidiary of the Company. Each of Burger King and Burger King Capital Finance, Inc., a Delaware corporation, is a wholly-owned Subsidiary of Burger King Capital Holdings. Except as set forth in any Burger King SEC Document filed after the date of such report, the “significant subsidiaries” of Burger King (within the meaning thereof under the rules and regulations of the SEC), and the jurisdictions of organization thereof, are set forth in Burger King’s Annual Report on Form 10-K for the period ended December 31, 2011. As of the date hereof, Burger King Capital Finance, Inc. has no Subsidiaries. The Company owns, beneficially and of record, all of the Equity of Burger King Capital Holdings free and clear of all Encumbrances, except Permitted Encumbrances, and Burger King Capital Holdings owns, beneficially and of record, all of the Equity of each of Burger King and Burger King Capital Finance, Inc. free and clear of all Encumbrances, except Permitted Encumbrances.

Section 4.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 200,000 shares of Company Common Stock. At the close of business on the date hereof (the “Measurement Date”), (i) 100,528.075 shares of Company Common Stock were issued and outstanding, (ii) 376.728 shares of Company Common Stock are reserved and available for issuance pursuant to the Company Stock Plan, and pursuant to such Company Stock Plan (A) 5,699.685 shares of Company Common Stock are subject to outstanding Company Stock Options, and (B) 45.512 shares of Company Common Stock are subject to restricted stock unit awards that were subject to service-based vesting or delivery requirements (the “Company RSU Awards” and, together with the Company Stock Options, the “Company Equity Awards”), and (iii) no shares of Company Common Stock are owned by the Company as treasury stock. Fund II has good and valid title to, and is the record and beneficial owner of 100,000.000 shares of the Company Common Stock, free and clear of any Encumbrances (other than any Permitted Encumbrances). Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock or other voting securities of or equity interests in the Company were issued, reserved for issuance or outstanding. Section 4.2(a) of the Company Disclosure Schedule sets forth the aggregate amount of Company Equity Awards outstanding as of the Measurement Date, including (to the extent applicable) the price at which such Company Equity Award may be exercised (if any) and the status of each such Company Equity Award. Since the Measurement Date there have been no issuances by the Company of shares of capital stock or other voting securities of or equity interests in the Company (including Company Equity Awards), other than issuances of shares of Company Common Stock pursuant to Company Equity Awards outstanding on the Measurement Date. Except pursuant to this Agreement, the Company Stock Plan or as set forth in this Section 4.2, there have been no issuances by the Company of options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock.

(b) All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Company Voting Debt”). Except for any obligations pursuant to this Agreement, the Ancillary Agreements or as otherwise set forth above, as of the Measurement Date, there were no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, Company Common Stock or any Equity of, the Company or any Company Voting Debt, (ii) obligating the Company to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking, or (iii) that give any Person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock, and since the Measurement Date, none of the foregoing has been issued. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company, other than pursuant to the Company Stock Plan.

(c) The Company has made available to Justice true and complete copies of the Company Stock Plan and form of agreement evidencing each Company Stock Option as of the date hereof, and has used its commercially reasonable efforts to deliver any other stock option agreements to the extent there are variations from the form of agreement and to specifically identify the person(s) to whom such variant forms apply as of the date hereof.

(d) Each Company Stock Option (i) was granted in material compliance with all applicable Laws and all of the material terms and material conditions of the Company Stock Plan, (ii) had an initial exercise price per share equal to or greater than the fair market value of a share at the close of business on the date of such grant, (iii) has a grant date identical to the date on which the Company Board (or compensation committee thereof) actually awarded such Company Stock Option, (iv) qualifies for the tax and accounting treatment afforded to such Company Stock Option in the Company’s tax returns and the Company’s financial statements, respectively, and (v) does not trigger any material liability for the holder thereof under Section 409A of the Code.

Section 4.3 Authority.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such Ancillary Agreements by the Company and the consummation of the transactions contemplated by, and compliance with the provisions of, this Agreement and any such Ancillary Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company upon receipt the Fund II Written Consent, which shall be delivered immediately following the execution and delivery hereof. This Agreement and such Ancillary Agreements to which the Company is a party have been (or at the Closing shall be) duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitute (or, as applicable with respect to any Ancillary Agreement to be executed from and after the date hereof, when executed and delivered at the Closing will be) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The board of directors of the Company (the “Company Board”), at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) authorizing and approving the Company’s execution, delivery and performance of this Agreement, the Ancillary Agreements to which the Company is or is to be a party and the transactions contemplated hereby and thereby, including the Merger, (ii) approving and declaring advisable this Agreement, such Ancillary Agreements to which the Company is or is to be a party, and the transactions contemplated hereby and thereby, including the Merger, (iii) declaring that the terms of this Agreement, such Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein, are fair to and in the best interests of the stockholders of the Company, (iv) recommending the approval and adoption of this Agreement and the Merger by the stockholders of the Company and (v) irrevocably approving for all purposes each of Justice, New Holdco, Merger Sub LLC and their respective Affiliates and this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger, to exempt such Persons, agreements and transactions from, and to elect for the Company, Justice, New Holdco, Merger Sub LLC and their respective Affiliates not to be subject to, any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to the Company, Justice, New Holdco, Merger Sub LLC or any of their respective Affiliates or this Agreement, such Ancillary Agreements or the transactions contemplated hereby and thereby, including the Merger, with respect to any of the foregoing, which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way.

Section 4.4 Non-Contravention. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is or is to be a party do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and such Ancillary Agreements and compliance with the provisions of this Agreement and such Ancillary Agreements will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the Assets of the Company or any of its Subsidiaries under, any provision of (a) the Organizational Documents of the Company or of any of its Subsidiaries, or (b) subject to the filings and other matters referred to in the immediately following sentence, and assuming the accuracy of the representations and warranties of Justice set forth in Section 5.4, any Law, in each case applicable to the Company or any of its Subsidiaries or any of their respective Assets, other than, in the case of clause (b), any such conflicts, violations, defaults, rights, losses or Encumbrances that would not have a Company Material Adverse Effect. No consent, approval, Judgment, waiver or authorization of, action or nonaction by, registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Ancillary Agreements to which it is a party by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement or such Ancillary Agreements, except for (w) the filing of a premerger notification and report form by the Company under the HSR Act, and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under the competition, merger control, antitrust or similar Law of any jurisdiction (collectively, the “Foreign Merger Control Laws”), (x) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, (y) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business and (z) such other consents, approvals, Judgments, waivers, authorizations, actions, nonactions, registrations, declarations, filings and notices the failure of which to be obtained or made would not have a Company Material Adverse Effect.

Section 4.5 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) As of their respective effective dates (in the case of Burger King SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective dates of filing (in the case of all other Burger

King SEC Documents), the Burger King SEC Documents complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and except to the extent amended or superseded by a subsequent filing with the SEC prior to the date of this Agreement, as of such respective dates, none of the Burger King SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, none of the Company’s Subsidiaries (other than Burger King) is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Burger King SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Burger King SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation.

(b) Internal Controls.

(i) Burger King and its Subsidiaries maintain a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) designed to provide reasonable assurance regarding the reliability of Burger King’s financial reporting and the preparation of Burger King’s financial statements for external purposes in accordance with U.S. GAAP. The Company is not aware of any material weaknesses in the design or operation of internal controls over financial reporting.

(ii) Burger King maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Burger King required to be included in its reports filed under the Exchange Act, including its consolidated Subsidiaries, is (A) made known to Burger King’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure, and (B) is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(c) Neither Burger King nor any of its Subsidiaries has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act).

(d) True and complete copies of the audited consolidated balance sheet of Burger King for each of the fiscal years ended as of December 31, 2011 and December 31, 2010, and the related audited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of Burger King, together with all related notes and schedules thereto, accompanied by the reports thereon of Burger King’s accountants (the “Burger King Financial Statements”) are reflected in Burger King’s Annual Report on Form 10-K for the period ended December 31, 2011. The Burger King Financial Statements delivered to Justice have been prepared in all material respects in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Burger King and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

(e) Except for matters reflected or reserved against in the audited consolidated balance sheet of Burger King for the fiscal year ended as of December 31, 2011 and except as set forth on Section 4.5(e) of the Company Disclosure Schedule, none of the Company nor any of its Subsidiaries has any Liabilities of any nature that would be required under U.S. GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of Burger King (including the notes thereto), except Liabilities that (i) were incurred since the date of such balance sheet in the ordinary course of business, (ii) are incurred in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, or (iii) would not have a Company Material Adverse Effect.

Section 4.6 Absence of Certain Changes or Events. Between December 31, 2011 and the date of this Agreement, (a) there has not been any change, effect, event or occurrence that has had a Company Material Adverse Effect, (b) the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business, and (c) there has not been (i) any circumstance, action or activity which, if taken after the date hereof, would be a violation of Section 6.3 or (ii) any Company Leakage other than Permitted Company Leakage.

Section 4.7 Merger. The Company has not taken or agreed to take any action, and does not have Knowledge of any fact or circumstance, that would reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.8 Litigation. There is no (a) Action pending or, to the Knowledge of the Company, threatened in writing, and/or (b) ruling, order, writ, injunction, decree or judgment of or by any Governmental Entity (each, a “Judgment”) outstanding, in each case, against the Company or any of its Subsidiaries relating to or arising in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (including the Business Combination) that would have a material adverse impact on New Holdco or the Surviving Company.

Section 4.9 Affiliate Transactions. There have not been since October 18, 2010 any transactions or Contracts or series of related transactions or Contracts that would be required to be disclosed in the Burger King SEC Documents under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Burger King SEC Documents.

Section 4.10 Action by Written Consent. The action by irrevocable written consent of Fund II to approve and adopt this Agreement and the Merger (the “Fund II Written Consent”) is the only consent or approval by, or vote of, the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and the Ancillary Agreements and to approve the transactions contemplated hereby and thereby, including the Merger.

Section 4.11 State Takeover Statutes. To the Knowledge of the Company, no state takeover statute applies or purports to apply to the Company or any of its Subsidiaries with respect to this Agreement, the Ancillary Agreements, or any of the other transactions contemplated hereby and thereby, including the Merger.

Section 4.12 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person engaged by or on behalf of the Company is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements for which any party hereto or any of its Subsidiaries would be liable.

Section 4.13 Information in Registration Statement. The information supplied or to be supplied by the Company relating to the Company, its Subsidiaries and their respective stockholders, members, control Persons and Representatives for inclusion in the Registration Statement, any supplements thereto or in any other document filed with any Governmental Entity in connection herewith, shall not at (a) the time the Registration Statement is declared effective or (b) the Merger Effective Time contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Registration Statement (except for such portions thereof that relate only to Justice or its Subsidiaries) shall comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act.

Section 4.14 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV, each of Justice, New Holdco and Merger Sub LLC acknowledge that neither the Company nor any other Person on behalf of the Company or any of its Affiliates has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Company (or any of its Subsidiaries) or with respect to any other information provided to Justice, New Holdco or Merger Sub LLC and the Company disclaims any such representation or warranty. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Justice, New Holdco, Merger Sub LLC or any other Person resulting from the distribution to Justice, New Holdco or Merger Sub LLC or any such party’s use of, any such information.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF JUSTICE

Except as set forth in the disclosure schedules delivered by Justice to the Company concurrently with the execution of this Agreement (the “Justice Disclosure Schedule”) or in the prospectus used in the initial public offering of Justice Ordinary Shares dated February 14, 2011 (other than any predictive, cautionary or forward looking disclosures contained under the captions “Risk Factors” or any statements or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) (but being understood that the foregoing shall not be applicable to Section 5.2, Section 5.11, Section 5.12, and Section 5.14), each of Justice, New Holdco and Merger Sub LLC represents and warrants to the Company as follows:

Section 5.1 Incorporation or Organization, Standing and Corporate Power. Each of Justice, New Holdco and Merger Sub LLC is duly incorporated or organized, as the case may be, and validly existing under the laws of its jurisdiction of incorporation or organization, as the case may be, and has all requisite corporate or other entity power and authority to own, carry on and operate its business as presently conducted, except as would not have a Justice Material Adverse Effect. Each of Justice, New Holdco and Merger Sub LLC is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not have a Justice Material Adverse Effect. True and complete copies of the Organizational Documents of each of Justice, New Holdco and Merger Sub LLC, in each case as in effect on the date of this Agreement, have been delivered to the Company.

Section 5.2 Capital Structure.

(a) The authorized capital stock (or, in the case of Justice, the maximum number of shares it is authorized to issue) of each of Justice, New Holdco and Merger Sub LLC consists of (i) an unlimited number of Justice Ordinary Shares, 15,000 Justice Founder Shares and 15,000 Justice Founder Securities, (ii) 200,000,000 New Holdco Common Shares, 10,000,000 shares of preferred stock, $0.01 par value per share of New Holdco, 15,000 New Holdco Founder Shares and 15,000 New Holdco Founder Securities and (iii) common membership interests (expressed as percentage interests), respectively. The issued and outstanding shares of Justice consists of (A) 90,057,000 Justice Ordinary Shares, (B) 15,000 Justice Founder Shares and (C) 15,000 Justice Founder Securities (collectively, the “Justice Issued Shares”). There is one (1) New Holdco Common Share and 100% of the percentage interests of Merger Sub LLC (all of which are owned beneficially and of record by New Holdco) issued and outstanding (such shares and membership interests, collectively, the “Subsidiary Capital Stock”). All of the Justice Issued Shares and Subsidiary Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights. There have been no issuances by any of Justice, New Holdco or Merger Sub LLC of options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares or other Equity of Justice, New Holdco and/or Merger Sub LLC, as applicable, or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Justice Ordinary Shares and/or any Subsidiary Capital Stock, as applicable.

(b) There are no bonds, debentures, notes or other Indebtedness of any of Justice, New Holdco or Merger Sub LLC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Justice Ordinary Shares and/or any Subsidiary Capital Stock, as applicable, may vote (“Justice Voting Debt”). Except as described on Section 5.2(b) of the Justice Disclosure Schedule, and except for any obligations pursuant to this Agreement or any Ancillary Agreement, there are no securities (including convertible and/or exchangeable securities), options warrants, calls, rights, commitments, agreements, arrangements, Contracts or undertakings of any kind to which any of Justice, New

Holdco or Merger Sub LLC is a party or by which it is bound (i) obligating such party, as applicable, to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause to be repurchased, redeemed or otherwise acquired, any Justice Voting Debt, Justice Issued Shares, Subsidiary Capital Stock or any Equity of, or any security convertible or exchangeable for any Justice Voting Debt or Equity of, any such party, (ii) obligating any such party to issue, grant, extend or enter into, as applicable, any such security, option, warrant, call, right, commitment, agreement, arrangement, Contract or undertaking, or (iii) that give any Person the right to receive any economic interest of a nature accruing to the holders of Justice Issued Shares and/or Subsidiary Capital Stock and no such party has granted any share appreciation rights or any other Contractual rights the value of which is derived from the financial performance of any such party or the value of any Justice Issued Shares, Subsidiary Capital Stock or any other Equity of any of Justice, New Holdco or Merger Sub LLC.

(c) Justice has no Subsidiaries as of the date hereof and as of the Closing Date shall not have any Subsidiaries, in each case, other than New Holdco and Merger Sub LLC.

(d) All issued and outstanding New Holdco Common Shares are (and all New Holdco Common Shares to be issued in connection with the Business Combination, when issued in accordance with the terms hereof, shall be) duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

Section 5.3 Authority. Each of Justice, New Holdco and Merger Sub LLC has all requisite corporate or other entity power and authority to execute and deliver this Agreement and the other Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other Ancillary Agreements by each such party, as applicable, and the consummation of the transactions contemplated by, and compliance with the provisions of, this Agreement and any such other Ancillary Agreement by each such party have been duly authorized by all necessary corporate action on the part of such party upon receipt the Justice Written Consent, which shall be delivered immediately following the execution and delivery hereof. This Agreement and the other Ancillary Agreements to which any of Justice, New Holdco or Merger Sub LLC is a party have been duly executed and delivered by such party and, assuming the due authorization, execution and delivery by the other parties thereto, constitute (or, as applicable with respect to any Ancillary Agreements to be executed from and after the date hereof, when executed and delivered at the Closing will be) a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Justice Board at a meeting duly called and held at which all directors were present has, and each of the New Holdco Board and the Merger Sub LLC Manager, in each case, by written consent have, duly and unanimously adopted resolutions (i) authorizing and approving, as applicable, the execution, delivery and performance by Justice, and New Holdco and Merger Sub LLC of this Agreement and the other Ancillary Agreements to which the such Person is or is to be a party and the transactions contemplated hereby and thereby, including the Business Combination, (ii) approving and declaring advisable this Agreement and such other Ancillary Agreements to which such Person is or is to be a party, and the transactions contemplated hereby and thereby, (iii) declaring that the terms of this Agreement and such other Ancillary Agreements, and the transactions contemplated hereby and thereby, on the terms and subject to the conditions set forth herein and therein, are fair to and in the best interests of the equity holders of such Person, (iv) except in the case of the Justice Board, recommending the approval and adoption of this Agreement and such other Ancillary Agreements and the Business Combination to its equity holders and (v) irrevocably approving for all purposes each of, as applicable, Company, Justice, New Holdco, Merger Sub LLC and their respective Affiliates and this Agreement and the other Ancillary Agreements and the transactions contemplated hereby and thereby, including the Business Combination, to exempt such Persons, agreements and transactions from, and to elect for the Company, Justice, New Holdco, Merger Sub LLC and their respective Affiliates not to be subject to, any Takeover Laws of any jurisdiction that may purport to be applicable to the Company, Justice, New Holdco, Merger Sub LLC or any of their respective Affiliates or this Agreement and the other Ancillary Agreements or the transactions contemplated hereby and thereby, including the Business Combination, with respect to any of the foregoing, which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way. No further action, vote, consent or approval of the direct or indirect holders of shares of Justice, New Holdco, Merger Sub LLC or any of their respective Affiliates is necessary to approve this Agreement and/or the Business Combination and the other transactions contemplated by this Agreement and the other Ancillary Agreements, including the admission of New Holdco Common Shares for trading on the NYSE and the cancellation of the listing of the Justice Ordinary Shares on the Official List and from trading on the London Stock Exchange. Each director of the Justice Board, is, and as of immediately after the Justice Dividend will continuously have been, satisfied on reasonable grounds that Justice will, immediately after the Justice Dividend is made, be able to pay its debts as they fall due and the Assets of Justice will exceed its Liabilities.

Section 5.4 Non-Contravention. The execution and delivery by each of Justice, New Holdco and Merger Sub LLC of this Agreement and the Ancillary Agreements to which it is a party do not, and the consummation of the Business Combination and the other transactions contemplated by this Agreement and such Ancillary Agreements and compliance with the provisions of this Agreement and such Ancillary Agreements will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or result in the creation of any Encumbrance upon any of the Assets of such party or any of its Subsidiaries under (other than any such Encumbrance created as a result of any action taken by the Company or any of its Subsidiaries), any provision of (a) the Organizational Documents of such party, (b) any Contract to which such Person or any of its Subsidiaries is a party or by which its Assets are bound, or (c) subject to the filings and other matters referred to in the immediately following sentence, and assuming the accuracy of the representations and warranties of the Company set forth in Section 4.4, any Law applicable to such party or any of its Subsidiaries or any of their respective Assets other than, in the case of clause (b), any such conflicts, violations, defaults, rights, losses or Encumbrances for which consent (or waiver) has been obtained on or prior to the date hereof or that would not have a Justice Material Adverse Effect. No consent, approval, Judgment, waiver or authorization of, action or nonaction by, registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to such party or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Ancillary Agreements to which it is a party or the consummation by such party of the Business Combination or the other transactions contemplated by this Agreement or such Ancillary Agreements, except for (w) the filing of a premerger notification and report form by New Holdco under the HSR Act, and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under Foreign Merger Control Laws, (x) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, (y) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and of appropriate documents with the relevant authorities of other jurisdictions in which such party and its Subsidiaries is qualified to do business and (z) such other consents, approvals, Judgments, waivers, authorizations, actions, nonactions, registrations, declarations, filings and notices the failure of which to be obtained or made would not have a Justice Material Adverse Effect.

Section 5.5 FSA Reports and Financial Statements; Undisclosed Liabilities.

(a) Justice has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by Justice with the FSA pursuant to the Listing Rules and the Disclosure and Transparency Rules since the date the Justice Ordinary Shares were admitted to the Official List and began trading on the London Stock Exchange’s market for listed securities (collectively, the “Justice FSA Reports”). The Justice FSA Reports (i) were and, in the case of Justice FSA Reports filed after the date hereof, will be, prepared in accordance with the applicable requirements of the FSA, FSMA, the Listing Rules and the Disclosure and Transparency Rules and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by Justice with the FSA after the date of this Agreement (other than information with respect to the Company and its Subsidiaries contained therein), will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Justice FSA Reports or necessary in order to make the statements in such Justice FSA Reports, in light of the circumstances under which they were and will be made, not misleading. To the Knowledge of Justice, as of the date hereof, none of the Justice FSA Reports is the subject of ongoing review or outstanding investigation by the Financial Services Authority of the United Kingdom.

(b) Justice is in compliance, in all material respects, with the Listing Rules and Disclosure and Transparency Rules.

(c) The audited report of Justice for the period commenced February 7, 2011 and ended December 31, 2011, and the related audited statements of income, retained earnings, stockholder’s equity and changes in financial position of Justice, together with all related notes and schedules thereto, accompanied by the reports thereon of Justice’s accountants, has been prepared in accordance with IFRS applied on a consistent basis during the period involved and fairly presents, in all material respects the financial position of Justice as at the date thereof and the results of its operations and changes in financial position for the period then ended. A true and complete copy of such audited report has been delivered by Justice to the Company.

(d) Except for matters reflected or reserved against in the audited consolidated balance sheet of the Justice for the fiscal year ended as of December 31, 2011, none of Justice, New Holdco or Merger Sub LLC has any Liabilities of any nature that would be required to be reflected or reserved against on an audited balance sheet of Justice or in the notes thereto, prepared in accordance with IFRS applied on a basis consistent with prior periods, except for Liabilities (i) incurred since the date of such balance sheet in the ordinary course of business, (ii) incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and (iii) that would not have a material impact on Justice. Other than as delivered to the Company prior to the date hereof, neither Justice, New Holdco or Merger Sub LLC is a party to any Contract (other than nondisclosure agreements (containing customary terms) to which Justice is a party that were entered into in the ordinary course of its business).

Section 5.6 Financial Capacity. Justice, New Holdco and Merger Sub LLC have and will have available to them on the Closing Date all funds necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to perform their obligations hereunder and thereunder. As of the date of this Agreement, Justice has on deposit with the Depository Bank and the Working Capital Bank an amount of cash and cash equivalents, in the aggregate, equal to no less than the Signing Date Justice Funds.

Section 5.7 Absence of Certain Changes or Events. Between the date of its incorporation or formation, as the case may be, and the date of this Agreement, (a) there has not been any change, effect, event or occurrence that has had a Justice Material Adverse Effect, (b) each of Justice, New Holdco and Merger Sub LLC has conducted its business only in the ordinary course of business consistent with past practice and (c) there has not been (i) any circumstance, action or activity which, if taken after the date hereof, would be a violation of Section 6.2 or (ii) any Justice Leakage other than Permitted Justice Leakage.

Section 5.8 Litigation. There is no (a) Action pending or, to the Knowledge of Justice, threatened in writing, and/or (b) Judgment outstanding, in each case, against any of Justice, New Holdco or Merger Sub LLC relating to or arising in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (including the Business Combination) that would have a material impact which is adverse on New Holdco or the Surviving Company.

Section 5.9 Taxes.

(a) Each of Justice, New Holdco and Merger Sub LLC has timely filed or has caused to be timely filed all material Tax Returns required to be filed by it (taking into account any validly obtained extension of time within which to file), and all such Tax Returns are true, complete and accurate in all material respects. Each of Justice, New Holdco and Merger Sub LLC has paid or caused to be paid all material Taxes due and owing by it, other than Taxes that are being contested in good faith through appropriate proceedings for which appropriate reserves have been established.

(b) No deficiencies for any material Taxes (other than Taxes that are not yet due and payable or that are being contested in good faith and for which appropriate reserves have been established) have been proposed, asserted, assessed or to the Knowledge of Justice, threatened in writing against any of Justice, New Holdco or Merger Sub LLC which have not been settled and paid. All assessments for material Taxes due and owing by any of Justice, New Holdco or Merger Sub LLC with respect to completed and settled examinations or concluded litigation have been paid. There is no currently effective agreement or other document with respect to any of Justice, New Holdco and Merger Sub LLC extending the period of assessment or collection of any material Taxes. There are no material Encumbrances for Taxes on any of the Assets of Justice, New Holdco or Merger Sub LLC other than statutory Encumbrances for Taxes not yet due and payable. None of Justice, New Holdco or Merger Sub LLC has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof. None of Justice, New Holdco or Merger Sub LLC has engaged in any “listed transaction” within the meaning of Section 6011 of the Code.

(c) Neither Justice, New Holdco nor Merger Sub LLC has taken or agreed to take any action, or has Knowledge of any fact or circumstance, that would reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(d) Except as specified on Section 5.9 of the Justice Disclosure Schedule, neither the Domestication nor the Pre-Merger Recapitalization will result in the imposition of any Tax on Justice, New Holdco or Merger Sub LLC.

(e) This Section 5.9 represents the sole and exclusive representations and warranties of Justice regarding Tax matters of Justice, New Holdco and Merger Sub LLC.

Section 5.10 Affiliate Transactions. Since the date of such party’s formation, none of Justice, New Holdco or Merger Sub LLC nor any of their respective officers, directors, equity holders, or Affiliates (a) are or have been a party to any Contract, agreement, arrangement or understanding or series of related transactions, Contracts, agreements, arrangements or understandings, nor are there any of the foregoing currently proposed, (i) with such party and/or any of its Subsidiaries or (ii) that pertains to the business or operation of such party and/or any of its Subsidiaries (each, an “Affiliate Agreement”), in each case, other than any employment (including reasonable compensation, benefits and travel advances in the ordinary course of business), non-competition, confidentiality or other similar Contracts between such party and/or any of its Subsidiaries and any Person who is an officer, director or employee of such party and/or any of its Subsidiaries or (b) will own, lease or have any direct or indirect economic or other interest in any Asset, tangible or intangible, that is used by such party and/or any of its Subsidiaries in carrying out its business or operations. With respect to any Affiliate Agreement,

(x) the terms and conditions of any such Affiliate Agreement are no less favorable to such party and/or any of its Subsidiaries (as applicable) than could have been obtained from an unrelated Third Party, and (y) such Affiliate Agreement was negotiated and entered into on an arms’-length, commercially reasonable basis. Section 5.10 of the Justice Disclosure Schedule lists all such Affiliate Agreements.

Section 5.11 Action by Written Consent. The action by irrevocable written consent of each of the Justice (prior to the Founders Contribution and in its capacity as the sole stockholder of New Holdco) and New Holdco (in its capacity as the sole membership interest holder of Merger Sub LLC) to approve and adopt this Agreement, the Business Combination and the Ancillary Agreements to which each of Justice, New Holdco and/or Merger Sub LLC is a party (collectively, the “Justice Written Consent”), as applicable, is the only consent or approval by, or vote of, the holders of any class or series of capital stock or other Equity of Justice, New Holdco and Merger Sub LLC necessary for Justice, New Holdco and Merger Sub LLC to adopt this Agreement and the Ancillary Agreements and to approve the transactions contemplated hereby and thereby, including the Business Combination.

Section 5.12 Fairness Opinion. Prior to the execution of this Agreement, the Justice Board has received an opinion from Barclays Bank plc to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Aggregate Merger Consideration is fair to Justice from a financial point of view. Such opinion has not been amended or rescinded.

Section 5.13 Information in Registration Statement. The information supplied or to be supplied by Justice relating to Justice, its Subsidiaries and their respective members, control Persons and Representatives for inclusion in the Registration Statement, any supplements thereto or in any other document filed with any Governmental Entity in connection herewith, shall not at (a) the time the Registration Statement is declared effective or (b) the Merger Effective Time contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Registration Statement (except for such portions thereof that relate only to the Company or its Subsidiaries) shall comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act.

Section 5.14 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person engaged by or on behalf of Justice or any of its Subsidiaries, other than Tegris LLC and Barclays Bank plc, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements for which any party hereto or any of its Affiliates would be liable. Section 5.14 of the Justice Disclosure Schedule sets forth the maximum aggregate fees (without including reimbursement for expenses) that may become payable to Tegris LLC and Barclays Bank plc pursuant to any engagement or fee letters between Justice or any of its Affiliates, on the one hand, and any of Tegris LLC, Barclays Bank plc or any of their respective Affiliates, on the other hand, with respect to the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.15 No Other Representations and Warranties. Except for the representations and warranties contained in this Article V, the Company acknowledges that none of Justice, New Holdco or Merger Sub LLC nor any other Person on behalf of any such party makes or shall be deemed to make any other express or implied representation or warranty with respect to such party or with respect to any other information provided to the Company and each such party disclaims any such representation or warranty. None of Justice, New Holdco, Merger Sub LLC nor any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person resulting from the distribution to the Company or the Company’s use of, any such information.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Merger Effective Time, except as expressly contemplated or permitted by this Agreement (including the Company Disclosure Schedule and the Justice Disclosure Schedule) or any Ancillary Agreement, as required by applicable Law or as Justice (in the case of the Company) or the Company (in the case of Justice) may otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed)), each of Justice and the Company shall and shall cause each of their respective Subsidiaries to, (a) use commercially reasonable efforts to maintain and preserve intact, in all material respects, its business organization and significant business relationships and keep available the services of its current officers, employees, and consultants and (b) take no action that would be reasonably likely to materially and adversely affect or delay the ability of any party hereto to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Ancillary Agreements or to perform its covenants and agreements under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby on or prior to the Termination Date.

Section 6.2 Justice Forbearances. Without limiting the generality of Section 6.1, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Merger Effective Time, except (i) as set forth in the Justice Disclosure Schedule, (ii) as expressly contemplated or permitted by this Agreement or any Ancillary Agreement or (iii) to the extent required by applicable Law, Justice shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

(a) adopt or propose any amendment to its Organizational Documents;

(b) create any Subsidiary or acquire any capital stock, membership interest, partnership interest, joint venture interest or other Equity or other interest in any Person, or merge or consolidate with, or purchase a substantial portion of the Assets of, any Person or any division or business thereof;

(c) (i) create, issue, deliver, pledge or sell, or propose or authorize the creation, issuance, delivery, pledge or sale of, or grant any options or other awards with respect to any Equity or any other of its securities, or make any other agreements with respect to, any of its shares, shares of capital stock, other Equity or any other securities or (ii) adopt or implement any stockholder or member rights plan;

(d) permit any Justice Leakage other than Permitted Justice Leakage;

(e) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock or other Assets) or payment with respect to any shares, shares of capital stock, any Equity or other securities (or set any record date therefor);

(f) as applicable, split, combine, divide, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock or other Equity, or any of its other securities;

(g) increase in any manner the compensation or benefits payable or to become payable to any of its current or former directors, officers, employees consultants or independent contractors, or pay any amounts or benefits (including severance) to, or increase any amounts payable to, any such Person;

(h) lease, license, transfer, exchange or swap, mortgage (including securitizations), or otherwise dispose of (whether by way of merger, consolidation, sale of shares or other capital stock or Assets, or otherwise) any of its Assets or adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(i) incur, assume or pre-pay any Indebtedness, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, make any acquisition of any other Person or business or make or acquire any loans, advances or capital contributions to, or investments in, any other Person (including advances to employees) or enter into any “keep well” or other agreement to maintain the financial condition of another entity;

(j) enter into or amend, terminate or extend any material Contract, or waive, release, assign or fail to enforce any material rights or claims under any material Contract;

(k) make or commit to make any capital expenditures;

(l) initiate, compromise, or settle any litigation or arbitration proceedings involving payments by Justice or any Subsidiary of Justice in excess of $500,000 per litigation or arbitration, or $1,000,000 in the aggregate, provided that, Justice shall not compromise or settle any litigation or arbitration proceedings which compromise or settlement involves a material conduct remedy or injunctive or similar relief or has a material restrictive impact on Justice’s business;

(m) engage in any transaction with, or enter into any Contract, agreement, arrangement, or understanding with, directly or indirectly, any Affiliate of Justice (including pursuant to any Affiliate Agreement);

(n) enter into an agreement, Contract, commitment or arrangement to do any of the foregoing, or to authorize, publicly recommend, publicly propose or publicly announce an intention to do any of the foregoing.

Section 6.3 Company Forbearances. Without limiting the generality of Section 6.1, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Merger Effective Time, except (i) as set forth in the Company Disclosure Schedule, (ii) as expressly contemplated or permitted by this Agreement or the Ancillary Agreements or (iii) to the extent required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Justice (which consent shall not be unreasonably withheld or delayed):

(a) adopt or propose any amendment to its Organizational Documents;

(b) (i) create, issue, deliver, pledge or sell, or propose or authorize the creation, issuance, delivery, pledge or sale of, or grant any awards with respect to any Equity of the Company or any Subsidiary or make any other agreements with respect to, any of its Equity or any other of its securities, (ii) amend, waive or otherwise modify any of the terms of any option, restricted unit, profits interest, warrant or stock option plan of the Company or any of its Subsidiaries (other than to impose additional limitations on the holder thereof) or authorize cash payments in exchange for any rights granted under any of such plans or (iii) adopt or implement any stockholder or member rights plan;

(c) permit any Company Leakage other than Permitted Company Leakage;

(d) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock or other Assets) or payment with respect to any shares, shares of capital stock, any Equity or other securities (or set any record date therefor), in each case, other than with respect to such items declared, set aside, paid or made by wholly-owned Subsidiaries of the Company;

(e) split, combine, divide, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its membership interests, capital stock or beneficial interests; or

(f) materially increase the compensation or benefits payable or to become payable to any of the Company’s current or former executive directors or officers, or pay any material amounts or benefits (including severance) to, or materially increase any amounts payable to, any such individual, in each case other than in the ordinary course of business or to the extent required by any Company Benefit Agreement or Company Benefit Plan existing on the date of this Agreement.

Section 6.4 Taxes.

(a) From the date hereof until the Merger Effective Time, each of Justice, New Holdco and Merger Sub LLC shall use its reasonable best efforts to cause the Domestication, the Pre-Merger Recapitalization and the Merger to qualify, and neither

Justice, New Holdco nor Merger Sub LLC shall take any action or knowingly fail to take any commercially reasonable action, and neither Justice nor New Holdco shall cause or permit New Holdco or Merger Sub LLC to take any action or knowingly fail to take any commercially reasonable action, which action or failure to act would reasonably be expected to prevent or impede the Domestication, the Pre-Merger Recapitalization and the Merger from qualifying, (i) in the case of the Domestication, as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, (ii) in the case of the Pre-Merger Recapitalization, as a reorganization within the meaning of Section 368(a)(1)(E) of the Code, and (iii) in the case of the Merger, as a reorganization within the meaning of Section 368(a) of the Code. From the date hereof until the Merger Effective Time, the Company shall use its reasonable best efforts to cause the Merger to qualify, and shall not take any action or knowingly fail to take any commercially reasonable action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

(b) Neither Justice nor New Holdco shall permit or cause Merger Sub LLC, and Merger Sub LLC shall not elect or otherwise cause itself, to be treated for United States federal income tax purposes as a corporation or partnership or otherwise to be regarded for such purposes as an entity separate from New Holdco.

Section 6.5 Shareholder Vote. From and after the date of this Agreement, Justice shall not subject this Agreement or the Business Combination or the other transactions contemplated by this Agreement and the Ancillary Agreements or any other transaction (other than as required to complete the Justice Liquidation after the Merger Effective Time), including the admission of New Holdco Common Shares for trading on the NYSE and the cancellation of the listing of the Justice Ordinary Shares on the Official List and from trading on the London Stock Exchange, to any vote, consent or approval of the direct or indirect holders of capital stock of Justice.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws and Contracts, each of Justice and the Company shall, and shall cause each of their respective Subsidiaries to, afford to the Representatives of the other party reasonable access, during normal business hours during the period prior to the Merger Effective Time, to all properties, books, contracts, commitments and records as is reasonably necessary in connection with the consummation of the transactions contemplated by this Agreement; provided, however, that the foregoing shall not require any party to take any such action if (x) it may result in a waiver or breach of any attorney/client privilege, (y) it could reasonably be expected to result in violation of applicable Law or material Contract, or (z) providing such access or information would be reasonably expected to be unreasonably disruptive to its operations. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All requests for information made pursuant to this Section 7.1(a) shall be directed to the individual designated by Justice and the Company, respectively (or such individual’s designee).

(b) Each of Justice and the Company shall hold all information furnished by or on behalf of the other party or any of such party’s Affiliates or Representatives pursuant to Section 7.1(a), or otherwise in connection with this Agreement, in confidence to the extent required by, and in accordance with, the provisions of that certain letter agreement, dated February 19, 2012, by and between Fund II and Justice (the “Confidentiality Agreement”).

(c) No investigation or information provided or received by any party or its Representatives pursuant to this Section 7.1 shall affect any of the representations and warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

Section 7.2 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Merger Effective Time, New Holdco shall provide or shall cause to be provided to each individual who is now or has been at any time prior to the date hereof or who becomes prior to the Merger Effective Time, an officer or director of Justice, New Holdco, Merger Sub LLC or the Company (the “Indemnified Parties”) rights to indemnification, advancement of expenses and exculpation from Liability which are at least as favorable to such individuals as the rights to advancement of expenses and exculpation from Liability set forth in the New Holdco Charter and in the New Holdco Bylaws.

(b) For a period of six (6) years after the Merger Effective Time, New Holdco shall maintain in effect policies of directors’ and officers’ liability insurance in favor of the Indemnified Parties (and any other Person who is covered by the current directors’ and officers’ liability insurance policy of the Company) with coverage in amount and scope at least as favorable as the Company’s existing policies with respect to claims arising from facts or events that occurred prior to the Merger Effective Time; provided that in no event shall New Holdco be required to maintain in effect any such insurance policies if the aggregate costs of such insurance policies exceed in any one year during such period 250% (or 500% with respect to a single up front payment for the entirety of such six (6) year period) of the aggregate annual premiums paid by Justice for such purpose during the calendar year prior to the date hereof, and if New Holdco shall be unable to obtain such insurance for an amount equal to or less than such amount, New Holdco shall cause to be provided the maximum insurance coverage with respect to each year during such period as it determines in good faith may be obtained for 250% of the aggregate annual premiums paid by Justice for such purpose during the calendar year prior to the date hereof, or 500% with respect to a single up front payment for the entirety of such six (6) year period.

(c) Each of the parties hereby acknowledges that certain Indemnified Parties have or may, in the future, have certain rights to indemnification, advancement of expenses and/or exculpation provided by other entities and/or organizations not associated with any party, New Holdco or their respective insurers (collectively, the “Other Indemnitors” and, individually, an “Other Indemnitor”). From and after the Merger Effective Time, New Holdco and each other party hereby agrees that, with respect to any advancement or indemnification obligation owed, at any time, to any Indemnified Party by New Holdco or any Other Indemnitor, whether pursuant to any Organizational Document of any such party, any indemnification agreement or other document or agreement and/or pursuant to this Section 7.2 (any of the foregoing is herein an “Indemnification Agreement”) (i) New Holdco shall, at all times, be the indemnitor of first resort (i.e., its obligations to such Indemnified Party shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnified Party shall be secondary), (ii) it shall, at all times, be required to advance the full amount of expenses incurred by the Indemnified Party and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or any Indemnification Agreement), without regard to any rights such Indemnified Party may have against the Other Indemnitors, and (iii) it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof. From and after the Merger Effective Time, each of the parties hereby further agree that no advancement, indemnification or other payment by the Other Indemnitors on behalf of any Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification from New Holdco shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such Indemnified Party against New Holdco, and New Holdco shall indemnify and hold harmless against such amounts actually paid by the Other Indemnitors to or on behalf of such Indemnified Party.

(d) From and after the Merger Effective Time, in the event New Holdco or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its Assets to any Person, then, and in each such case, to the extent necessary, unless occurring by operation of law, proper provision shall be made so that the successors and assigns of New Holdco assume the obligations set forth in this Section 7.2.

(e) The provisions of this Section 7.2 (i) shall become effective at the Merger Effective Time and shall survive the Merger Effective Time, (ii) are intended to be for the benefit of, to grant third-party rights to and shall be enforceable by, and may not be amended without the approval of, each Indemnified Party and his heirs and representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. From and after the Merger Effective Time, each Indemnified Party shall be entitled to enforce the covenants contained in this Section 7.2 and New Holdco acknowledges and agrees that such Indemnified Party would suffer irreparable harm and that no adequate remedy at Law exists for a breach of such covenants and such Indemnified Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision of this Section 7.2.

Section 7.3 Further Action. Each of the parties agrees that it shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws or otherwise, so as to permit consummation of the Business Combination as promptly as practicable and otherwise to enable consummation of the transactions contemplated by this Agreement and the Ancillary Agreements including using its reasonable best efforts to make any filing, and obtain (and cooperating with the other party hereto to obtain) any consent, authorization, registration, order or approval of, or any exemption by, any Governmental Entity and any other Third Party that is required to be obtained by Justice, New Holdco, Merger Sub LLC or the Company or any of their respective Subsidiaries in connection with the Business Combination.

Section 7.4 Additional Agreements. In case at any time after the Merger Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall (at New Holdco’s sole expense) take all such lawful and necessary action as may be reasonably requested by the Company, Justice or New Holdco.

Section 7.5 Transfer Taxes. All Transfer Taxes shall be paid by New Holdco at or following the Closing.

Section 7.6 Regulatory Matters.

(a) Justice, New Holdco and the Company shall as promptly as practicable after the date hereof prepare, and New Holdco shall (and Justice shall cause New Holdco to) promptly file with the SEC the Registration Statement which shall comply as to form, in all material respects, with the applicable provisions of the Exchange Act and the Securities Act and which Registration Statement shall be in form and substance reasonably satisfactory to Justice, New Holdco and the Company prior to filing. Each of Justice, New Holdco and the Company shall use their reasonable best efforts to have the Registration Statement declared effective under the Exchange Act or Securities Act, as applicable, as promptly as practicable after such filing and to keep the Registration Statement effective for so long as necessary to complete the Merger (including by preparing and filing such amendments and supplements to such Registration Statement and the prospectus included therein as may be necessary to comply with the Exchange Act or Securities Act, as applicable). No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to, the Registration Statement will be made by any of Justice, New Holdco or the Company without providing the other parties a reasonable opportunity to review and comment thereon and without the consent of the other parties, which will not be unreasonably withheld, conditioned or delayed; provided, however, that the foregoing shall not apply to any filings with the SEC deemed to supplement the Registration Statement or any document which forms a part thereof through its incorporation by reference therein. Justice, New Holdco and the Company shall use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement and the Ancillary Agreements. No amendment or supplement to the Registration Statement shall be made without the approval of Justice, New Holdco and the Company (such approval not to be unreasonably withheld or delayed). Justice and New Holdco, on the one hand, and the Company, on the other, each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of any request by the SEC for amendments of or supplements to the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(b) If, at any time prior to the Merger Effective Time, any event or circumstance relating to Justice, New Holdco or the Company, or any of their respective Representatives or Affiliates, should be discovered by Justice, New Holdco or the Company, as the case may be, which in the reasonable judgment of the Party which discovers such information should be set forth in an amendment of, or a supplement to, the Registration Statement, so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly inform the other parties hereto, and Justice, New Holdco and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment of or supplement to the Registration Statement.

(c) The parties hereto shall cooperate with each other and use their reasonable best efforts to take or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the transactions contemplated by this Agreement and the Ancillary Agreements, including preparing and filing all necessary documentation, effecting all applications, notices, petitions and filings, obtaining as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities, and complying with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Each party hereto agrees to file as soon as practicable a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and, to the extent applicable, make any filings or notifications with respect to such other approvals or waiting periods as may be required under Foreign Merger Control Laws. Subject to Section 11.1, any HSR Act filing fees or other expenses and costs incurred in connection with the parties’ obligations under this Section 7.6(c) shall be paid one half by Justice and one half by the Company. Each party shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any state attorney general or other Governmental Entity in connection with antitrust matters, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, except with the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed). Justice shall use its reasonable best efforts to avoid, eliminate, or resolve any impediment or objection under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the Antitrust Division, any state attorney general or any other Governmental Entity or other Persons with respect to the transactions contemplated by this Agreement and the Ancillary Agreements so as to enable the consummation thereof as promptly as reasonably practicable and shall defend through litigation on the merits any claim asserted in any court by any party, including appeals. Each party shall (i) promptly notify the other party of any material communication to that party from the FTC, the Antitrust Division, any state attorney general or any other Governmental Entity and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) to the extent practicable not agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement and the Ancillary Agreements unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements.

(d) Each of Justice, New Holdco and the Company shall furnish each other with all information concerning itself, its Affiliates, its Representatives and shareholders and interest holders, and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement or any other statement, filing, notice or application made by or on behalf of Justice, New Holdco or the Company or any of their respective Affiliates to any Governmental Entity in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and each of Justice, New Holdco and the Company shall provide such other assistance as may be reasonably requested by the other in connection with the preparation, filing and distribution of any such statement, filing, notice or application.

(e) Justice, New Holdco and the Company shall promptly advise each other upon their or any of their Subsidiaries receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement and the Ancillary Agreements that causes such party to believe that there is a reasonable likelihood that any approval of such Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed.

(f) Justice, New Holdco and the Company shall (i) promptly inform the other of any communication to or from any Governmental Entity regarding the transactions contemplated hereby, (ii) give the other prompt notice of the commencement of any Action by or before any Governmental Entity with respect to the transactions contemplated hereby and (iii) keep the other reasonably informed as to the status of any such Action.

Section 7.7 London Stock Exchange De-Listing; NYSE Listing.

(a) New Holdco shall (and, prior to the Justice Dividend, Justice shall cause New Holdco to), prior to the Merger Effective Time, cause the authorization of the listing on the NYSE of the New Holdco Common Shares, subject to official notice of issuance. In connection with the listing on the NYSE, New Holdco shall (and, prior to the Justice Dividend, Justice shall cause New Holdco to) retain an appropriate transfer agent for the New Holdco Common Shares pursuant to a customary transfer agent agreement reasonably satisfactory to the Company.

(b) Justice shall use its reasonable best efforts to cause the cancellation of the listing of the Justice Ordinary Shares on the Official List and from trading on the London Stock Exchange’s market for listed securities prior to the Merger Effective Time, such cancellation to take effect concurrently with the listing on the NYSE of the New Holdco Common Shares.

Section 7.8 Affiliated Transactions. The Company shall cause all of the Contracts which are required to be set forth in Section 4.9 of the Company Disclosure Schedule (regardless of whether they are, in fact, so listed) to be terminated at or prior to the Closing, other than those documents set forth on Section 7.8 of the Company Disclosure Schedule. Justice shall cause all of the Contracts which are required to be set forth in Section 5.10 of the Justice Disclosure Schedule (regardless of whether they are, in fact, so listed) to be terminated at or prior to the Closing, other than those documents set forth on Section 7.8 of the Justice Disclosure Schedule.

Section 7.9 Justice Dividend. Justice has determined and shall ensure that it will, immediately after the Justice Dividend is made, be able to pay its debts as they fall due and the Assets of Justice will exceed its Liabilities.

Section 7.10 Tax Representation Letters. Each of Justice and the Company shall deliver to Kirkland & Ellis LLP a “tax representation letter,” dated as of the Closing Date and signed by an officer of Justice or the Company, as the case may be, containing customary representations of Justice or the Company, as the case may be, as shall be reasonably necessary and appropriate to enable Kirkland & Ellis LLP to render the opinion described in Section 9.3(f) of this Agreement.

Section 7.11 Share Matching Awards. Prior to the Closing, the parties shall take all action required to cause New Holdco to assume all of the obligations of Justice under the Share Matching Agreements; provided, that each such Share Matching Agreement shall be amended to (a) provide for subscription of an equal number of New Holdco Common Shares rather than Justice Ordinary Shares, (b) change the subscription price to $1.59 per share, (c) provide that the Justice Non-Founding Director party thereto shall have until the earlier to occur of (i) the expiration of the term of such grant in effect as of the date hereof and (ii) the third anniversary of such Justice Non-Founder Director’s appointment to the Justice Board, in each case, to exercise the subscription rights thereunder and (d) provide for a cashless exercise of the subscription rights thereunder.

Section 7.12 Justice Liquidation. After the Merger Effective Time, Justice shall (and shall cause any successor-in-interest to Justice to) take all actions necessary or desirable to complete the Justice Liquidation (including the complete liquidation, winding up and dissolution of Justice) as promptly as practicable, but in no event later than twelve (12) months from the Merger Effective Time. The parties shall cooperate with each other and take all actions reasonably necessary or appropriate prior to the Closing to enable Justice to carry out the Justice Liquidation, including providing for the appointment of a new mutually agreed upon director (or directors) to the Justice Board, effective immediately following the Closing, and causing New Holdco to enter into any reasonable and proper agreements with any such newly appointed director(s) regarding fees, costs, expenses and indemnification of such director(s).

Section 7.13 Advice of Changes.

(a) Prior to the Closing, the Company shall promptly notify Justice in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which would result in a breach of any representation or warranty or covenant of the Company in this Agreement such that any of the conditions contained in Section 9.1 or Section 9.2 would not be satisfied.

(b) Prior to the Closing, Justice shall promptly notify the Company in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which would result in a breach of any representation or warranty or covenant of Justice in this Agreement such that any of the conditions contained in Section 9.1 or Section 9.3 would not be satisfied.

Section 7.14 FIRPTA Certificate. The Company shall use its reasonable best efforts to deliver to Justice, at or within thirty (30) days prior to the Merger Effective Time, a properly completed and executed certificate (a “FIRPTA Certificate”) to the effect that the Company Common Stock is not a U.S. real property interest (such certificate in the form required by Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3)). If the Company does not so deliver a FIRPTA Certificate at or prior to the Merger Effective Time, then, notwithstanding Section 3.19, each of Justice and New Holdco shall be entitled to deduct and withhold from the Aggregate Cash Consideration the amount required to be deducted and withheld by it pursuant to Section 1445 of the Code.

Section 7.15 Transaction Litigation. Each party hereto shall give each other the opportunity to participate in the defense, settlement and/or prosecution of any Action commenced following the date hereof related to this Agreement or the transactions contemplated hereby. Prior to the Merger Effective Time, no party hereto shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such litigation or consent to the same unless the other parties hereto shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.16 Acknowledgement Regarding Projections. Justice acknowledges that it has received from the Company certain projections, forecasts and prospective or third party information relating to the Company and its Subsidiaries. Justice acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts and in such information; (ii) it is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and information so furnished; and (iii) neither Justice nor any other Person shall have any claim against the Company or any of its respective directors, officers, Affiliates, agents or other Representatives with respect thereto. Accordingly, without limiting the generality of Section 4.14 Justice acknowledges that neither the Company nor any other Person makes any representations or warranties with respect to such projections, forecasts or information.

Section 7.17 New Holdco Common Shares. New Holdco shall take all corporate action necessary to authorize and have available for issuance at the Closing a sufficient number of New Holdco Common Shares required for delivery of the Aggregate Stock Consideration to the Exchange Representative in accordance with Section 3.4 and Section 3.16 hereof.

Section 7.18 Fairness Opinion. On the date hereof, Justice shall deliver to the Company a written copy of the fairness opinion referred to in Section 5.12.

Section 7.19 Signing Date Justice Funds. Each of Justice and New Holdco, as applicable, shall make available to the Company copies of the documentation evidencing that, as of the date hereof, the Signing Date Justice Funds are held (a) in United States dollars in the account listed on Section 7.19 of the Justice Disclosure Schedule maintained by the Depository Bank in its branch located at Eleven Madison Avenue, New York, New York 10010 and (b) in United States dollars in the account listed on Section 7.19 of the Justice Disclosure Schedule maintained by the Working Capital Bank in its branch located at Arnold House, St. Julians Avenue, St. Peter Port, Guernsey GY1 2LB. During the Restricted Period, none of Justice, New Holdco or any of their respective Affiliates shall directly or indirectly Encumber, release or use (or directly or indirectly cause the Encumbrance, release or use) of any Signing Date Justice Funds unless expressly required pursuant to and in accordance with this Agreement. During the Restricted Period, without the prior written consent of the Company, none of Justice, New Holdco or any of their respective Affiliates shall amend, modify or waive, in whole or in part, any of the provisions of any Contract between any such Person, on the on hand, and Depository Bank and/or the Working Capital Bank, on the other hand, in effect as of the date hereof which relates in any manner to any portion of the Signing Date Justice Funds or the transactions contemplated by this Agreement. Each of Justice and New Holdco acknowledges that the Company has specifically relied on such Person’s obligations under this Section 7.19 and, in the event of any breach hereof, the Company shall have specific right to enforce and seek appropriate damages relating to any breach of this Section 7.19. Without limiting the foregoing, in the event that, as of the Closing, New Holdco does not have available to it the Signing Date Justice Funds in an amount sufficient to satisfy in full all of its obligations pursuant to this Agreement (including the payment of the Aggregate Cash Consideration), the Company and/or any of its Subsidiaries shall have the right to contribute, convey and pay over to the Exchange Representative on behalf of New Holdco (without receiving any consideration of any kind in exchange therefor) an amount in cash of immediately available funds equal to such deficiency, which shall not in any event exceed US $10,000,000 (the “Closing Shortfall Payment”), which amount shall be held by the Exchange Representative for the benefit of the holders of Company Common Stock as payment of a portion of the Aggregate Cash Consideration pursuant to Section 3.4. From the date hereof (x) the Parties agree to cooperate in good faith to implement an alternative structure for the Closing Shortfall Payment if requested by the Company or New Holdco and (y) none of Justice or any of its Subsidiaries shall incur any Liability or make any payment other than any (i) Liability arising in connection with relating the transactions contemplated by this Agreement or any Ancillary Agreement or (ii) payment from the portion of the Signing Date Justice Funds deposited in the account maintained by the Working Capital Bank listed on Section 7.19 of the Justice Disclosure Schedule for administrative operating expenses arising in the ordinary course of business consistent with past practice, which expenses shall not in the aggregate exceed US $1,000,000.

ARTICLE VIII

SURVIVAL

Section 8.1 Survival. The representations, warranties and covenants of the parties hereto contained in this Agreement or the Ancillary Agreements shall not survive the Closing (other than those covenants or agreements which by their terms are to be performed in whole or in part after Closing which shall survive the Closing until performed in accordance with their terms). There are no remedies available to the parties hereto with respect to any breach of the representations, warranties and covenants of the parties to this Agreement after the Closing, except with respect to covenants to be performed following the Closing.

ARTICLE IX

CONDITIONS PRECEDENT

Section 9.1 Conditions to Each Party’s Obligation to Effect the Business Combination. The respective obligations of the parties to effect the Business Combination shall be subject to the satisfaction at or prior to the Closing of the following conditions (any or all of which may be waived in whole or in part by mutual written agreement of the Company and Justice to the extent permitted by applicable Law):

(a) No Injunctions or Restraints. No Judgment issued by any court of the United States, the United Kingdom, the British Virgin Islands or any other competent jurisdiction preventing the consummation of the Business Combination shall be in effect or Law shall have been enacted, entered, promulgated or enforced after the date hereof by any Governmental Entity of the United States, the United Kingdom, the British Virgin Islands or any other competent jurisdiction that prohibits, or makes illegal consummation of the Business Combination (a “Restraint”).

(b) Approvals. Any waiting period (and any extension thereof) under the HSR Act (and, if applicable, Foreign Merger Control Laws which Justice and the Company mutually agree in writing is required in connection with the Merger) applicable to the Business Combination contemplated by this Agreement shall have expired or shall have been terminated.

(c) Registration Statement. The Registration Statement shall have become effective under the Exchange Act and/or Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and shall remain pending and no proceedings for any such purpose shall have been initiated, pending or threatened by the SEC.

(d) Listing. The New Holdco Common Shares shall have been admitted for listing on the NYSE, subject to official notice of issuance.

Section 9.2 Conditions to Obligations of Justice. The obligation of Justice, New Holdco and Merger Sub LLC to effect the Business Combination is also subject to the satisfaction, or waiver by Justice, at or prior to the Closing, of the following conditions (any or all of which may be waived in whole or in part by Justice to the extent permitted by applicable Law):

(a) Representations and Warranties. The representations and warranties contained in Article IV of this Agreement (other than the Company Major Representations) shall be true and correct (without regard to any materiality or Material Adverse Effect qualifier contained therein), on and as of the date hereof (except for any representations and warranties made as of a specified date, which shall be so true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct would not have a Company Material Adverse Effect. The Company Major Representations shall be true and correct (without regard to any materiality or Material Adverse Effect qualifier contained therein) in all material respects, on and as of the date hereof and on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be so true and correct as of the specified date). Justice shall have received a certificate signed on behalf of the Company by an officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Justice shall have received a certificate signed on behalf of the Company by an officer of the Company including a statement to the foregoing effect.

(c) Registration Rights Agreement. New Holdco shall have duly executed and delivered a counterpart to the Registration Rights Agreement attached hereto as Exhibit E-1.

(d) No Company Material Adverse Effect. Since the date of this Agreement, there shall have been no event, change or circumstance which has had a Company Material Adverse Effect.

Section 9.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Business Combination is also subject to the satisfaction, or waiver by Company, at or prior to the Closing of the following conditions (any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law):

(a) Representations and Warranties. The representations and warranties contained in Article V of this Agreement (other than the Justice Major Representations) shall be true and correct (without regard to any materiality or Material Adverse Effect qualifier contained therein), on and as of the date hereof (except for any representations and warranties made as of a specified date, which shall be so true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct would not have a Justice Material Adverse Effect. The Justice Major Representations shall be true and correct (without regard to any materiality or Material Adverse Effect qualifier contained therein) in all material respects, on and as of the date hereof and on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be so true and correct as of the specified date). The Company shall have received a certificate signed on behalf of Justice by a Director of Justice to the foregoing effect.

(b) Performance of Obligations of Justice. Justice shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date (provided, that the covenant set forth in Section 6.2(d) shall have been performed in all respects). The Company shall have received a certificate signed on behalf of Justice by a director of Justice including a statement to the foregoing effect.

(c) Registration Rights Agreement. New Holdco shall have duly executed and delivered a counterpart to the Registration Rights Agreement attached hereto as Exhibit E-2 (such agreement, together with the registration rights agreement to be delivered pursuant to Section 9.2(c), the “Registration Rights Agreements”).

(d) Business Combination. Each of Justice, New Holdco, Merger Sub LLC and the Founders, as applicable, shall have completed the Justice Contribution, Founders Contribution, the Distribution and Cancellation and the Justice Dividend.

(e) Continuing Effectiveness of Contingent Contribution Agreement. The Contingent Contribution Agreement shall be in full force and effect (in the form attached hereto with only such amendments as have been consented to in writing by the Company) and there shall exist no breach of, or default or waiver under, the Contingent Contribution Agreement.

(f) Section 368(a) Opinion. The Company shall have received an opinion, dated as of the Closing Date, of Kirkland & Ellis LLP, in form and substance reasonably acceptable to the Company, to the effect that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided, that if Kirkland & Ellis LLP does not deliver such an opinion, then the Company may select another law firm of national reputation to deliver such opinion. For purposes of such opinion, Kirkland & Ellis LLP (or such other law firm) shall be entitled to rely on customary assumptions, representations, warranties and covenants, including those contained in this Agreement and in the tax representation letters delivered pursuant to Section 7.10.

(g) No Justice Material Adverse Effect. Since the date of this Agreement, there shall have been no event, change or circumstance which has had a Justice Material Adverse Effect.

(h) Justice Deliveries. The delivery by Justice and New Holdco, as appropriate, prior to or at the Closing, of the following in form and substance reasonably acceptable to the Company:

(i) the Aggregate Cash Consideration by wire transfer of immediately available funds to an account or accounts designated in writing by the Exchange Representative, which the Exchange Representative shall have designated not less than two (2) Business Days prior to the Closing Date; and

(ii) Certificates representing the Aggregate Stock Consideration to the Exchange Representative.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a) by mutual consent of Justice and the Company in a written instrument;

(b) by either Justice or the Company if any Restraint having any of the effects set forth in Section 9.1(a) shall be in effect and shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any party whose failure to perform its covenants and agreements set forth herein resulted in any such Restraint to be in effect or to become nonappealable;

(c) by either Justice or the Company if the Business Combination shall not have been consummated on or before November 30, 2012 (such date, except as provided otherwise in the immediately following proviso, the “Termination Date”); provided that (i) if (A) the Merger Effective Time shall not have occurred by November 30, 2012 by reason of the non-satisfaction of the condition set forth in Section 9.1(c) and (ii) all other conditions in Article IX have theretofore been satisfied or waived or are then capable of being promptly satisfied, the Termination Date shall be December 31, 2012; and provided further that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to any party whose failure perform or observe its covenants and agreements set forth herein resulted in the failure of the Business Combination to be consummated by the Termination Date; or

(d) by Justice (provided none of Justice, New Holdco or Merger Sub LLC is then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach or a failure to perform any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company which breach or failure to perform, either individually or in the aggregate, (i) would constitute, if occurring or continuing on the Closing Date, a failure of the conditions set forth in clauses (a) or (b) of Section 9.2 and (ii) is not cured, or by its nature cannot be cured, by such party within thirty (30) days following receipt of written notice of such breach or failure to perform from Justice (or if the Termination Date is less than thirty (30) days from notice by Justice, is not cured, or by its nature or timing cannot be cured, by such party by the Termination Date), it being expressly agreed that in the event of a breach by the Company of its representation and warranty set forth in Section 4.6(c)(ii) or a failure by the Company to perform its obligations set forth in Section 6.3(c), which breach or failure to perform would constitute a failure of the condition set forth in Section 9.2(b), (A) the Company may cure such breach or failure by causing Fund II to contribute for no consideration and without liability to the Company cash to the Company at or prior to the Closing in an amount equal to the Company Leakage that resulted in such breach or failure, as the case may be, or by agreeing, in writing, to reduce the Aggregate Cash Consideration by an amount equal to the Company Leakage that resulted in such breach or failure, as the case may be, or (B) with respect to any breach of Section 6.3(d) which is also a breach of Section 6.3(c), if the Company fails to have contributed cash or fails to agree to reduce the Aggregate Cash Consideration as contemplated by the foregoing clause (A), Justice may unilaterally cure such breach by sending a written notice to such effect to the Company setting forth a reduction of the Aggregate Cash Consideration in an amount equal to the Company Leakage that resulted in such breach; or

(e) by the Company (provided the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach or a failure to perform of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Justice, New Holdco or Merger Sub LLC which breach or failure to perform, either individually or in the aggregate, (i) would constitute, if occurring or continuing on the Closing Date, a failure of the conditions set forth in clauses (a) or (b) of Section 9.3, and (ii) is not cured, or by its nature cannot be cured, by such party within thirty (30) days following receipt of written notice of such breach or failure to perform from the Company (or if the Termination Date is less than thirty (30) days from notice by the Company, is not cured, or by its nature or timing cannot be cured, by such party by the Termination Date), it being expressly agreed that in the event of a breach by Justice, New Holdco or Merger Sub LLC of its representation and warranty set forth in Section 5.7(c)(ii) or a failure by any of Justice, New Holdco or Merger Sub LLC to perform its obligations set forth in Section 6.2(d), which breach or failure to perform would constitute a failure of the condition set forth in Section 9.3(b), such party may cure such breach or failure by causing one or more Founders to contribute for no consideration and without liability to such party cash to New Holdco at or prior to the Closing in an amount equal to the Justice Leakage that resulted in such breach or failure, as the case may be.

Section 10.2 Effect of Termination. In the event of termination of this Agreement by either Justice or the Company as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, and none of Justice, the Company, any of their respective Subsidiaries or any of the officers, managers or directors of any of them shall have any Liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (a) the penultimate and last sentences of Section 2.1, Section 4.14, Section 5.15, Section 7.1(b), Section 7.16, Section 7.19, this Section 10.2 and Article XI and shall survive any termination of this Agreement and (b) notwithstanding anything to the contrary contained in this Agreement, neither Justice nor the Company shall be relieved or released from any Liabilities arising out of its breach of any covenant of this Agreement prior to such termination or willful and material breach of any of its representations and warranties set forth in this Agreement prior to such termination. The Confidentiality Agreement shall survive the termination of this Agreement.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Expenses. Except as otherwise set forth in this Agreement or any Ancillary Agreement, all reasonable out-of-pocket costs and expenses (including attorneys’, accountants’, investment banking and other similar fees) incurred by or on behalf of the parties hereto in connection with this Agreement and the transactions contemplated hereby (collectively, “Expenses”) shall be paid by the party incurring such costs and expenses, except that if the Business Combination (including the Merger) shall be effected, then New Holdco (or one of its Subsidiaries) shall pay (or, to the extent incurred and paid prior to the Closing, reimburse) the documented Expenses of the Company, Justice, New Holdco and Merger Sub LLC and their respective Affiliates collectively (including any costs and expenses incurred pursuant to any Action brought by an existing or former equity holder of Justice against Justice, New Holdco or Merger Sub LLC) if such Expenses (i) are set forth on Section 11.1 of the Company Disclosure Schedule or Section 11.1 of the Justice Disclosure Schedule, as applicable, or (ii) are incurred by a party hereto and the other parties hereto consent to such Expenses being reimbursed by New Holdco, which consent shall not be unreasonably withheld, delayed or denied. If the Business Combination shall not be effected, then all Expenses which are Listing Expenses shall be shared equally by the Company and Justice, including the costs to be shared by the parties as contemplated by Section 7.6(c). Subject to the effectiveness of the Merger in accordance with this Agreement and applicable Law, all Expenses incurred in connection with the Justice Liquidation shall be paid by the Surviving Company or one of its Subsidiaries.

Section 11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon confirmation of receipt), e-mailed (upon receipt) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Justice, to:

Justice Holdings Limited
Regency Court
Glategny Esplanade
St. Peter Port
Guernsey GY1 3RH
Attention: Company Administrator
Facsimile No.: +(44) 1481 716 868
E-mail: mwoodall@iag.gg

With a copy (which shall not constitute notice) to:

Berggruen
Acquisition Holdings III Ltd.
Kingston Chambers
PO Box 173
Road Town
Tortola
British Virgin Islands
Attention: Jared Bluestein
Facsimile No.: (212) 380-2236
E-mail: jb@berggruenholdings.com

With a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.
401 E. Las Olas Blvd., Suite 2000
Fort Lauderdale, FL 33301
Attention: Donn Beloff, Esq.
Facsimile No.: (954) 765-1477
E-mail: beloffd@gtlaw.com

and

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Alan Sinsheimer, Esq.
Facsimile No.: (212) 558-3588
E-mail: SinsheimerA@sullcrom.com

(b)	if to the Company, to:

Burger King Worldwide Holdings, Inc.
5505 Blue Lagoon Drive
Miami, Florida 33126

Attention:	Daniel Schwartz, Chief Financial Officer
Jill Granat, Esq., General Counsel
Facsimile No.: (305) 378-7275
E-mail:	dschwartz@whopper.com
jgranat@whopper.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10122

Attention:	Stephen Fraidin, Esq.
William B. Sorabella, Esq.
David B. Feirstein, Esq.
Facsimile No.: (212) 446-6460
E-mail:	stephen.fraidin@kirkland.com
william.sorabella@kirkland.com
david.feirsten@kirkland.com

Section 11.3 Counterparts. This Agreement may be executed in counterparts, and by facsimile or portable document format (.pdf) transmission, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 11.4 Entire Agreement; Severability.

(a) This Agreement (including the Schedules and Exhibits hereto and documents and the instruments referred to herein), the Contingent Contribution Agreement (including the Schedules and Exhibits thereto and the documents and the instruments referred to therein), the other Ancillary Agreements (and the documents and the instruments referred to therein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

(b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.5 Governing Law. This Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed and construed in accordance with the internal substantive laws of the State of Delaware applicable to a contract entered into and fully performed solely within the State of Delaware without giving effect to the principles of conflict of laws thereof.

Section 11.6 Publicity. Prior to the earlier of termination of the Agreement in accordance with its terms and the Merger Effective Time, except as otherwise required by applicable Law, neither Justice nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the Company, in the case of a proposed announcement or statement by Justice, or Justice, in the case of a proposed announcement or statement by the Company, which consent shall not be unreasonably withheld, except in the event that such release or announcement may be required by Law or the rules or regulations of any U.S. Self-Regulatory Organization, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on each release or announcement in advance of such issuance and shall consider in good faith the views and comments made by such other party. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of the Company and Justice in advance. Notwithstanding the foregoing, nothing in this Section 11.6 will limit the ability of any party hereto to make internal announcements to their respective employees and other stockholders that are not inconsistent in any material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

Section 11.7 Assignment; Third Party Beneficiaries. Except as expressly provided herein, neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except for the provisions of Section 3.20, Section 7.2 and Section 7.11 (the provisions of which Sections shall inure to the benefit of the Persons benefitting therefrom who are intended to be third party beneficiaries thereof, including their successors and assigns, heirs and legal representatives, as applicable, from and after the Merger Effective Time) and as otherwise set forth in this Section 11.7, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.8 Submission to Jurisdiction; Waivers; Consent to Service of Process.

(a) Subject to Section 11.8(b), each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns shall be brought and determined exclusively in any state court or Federal court sitting in New Castle County, Delaware and each of the parties hereto hereby (i) irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out or relates to of this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action arising out of or relating to this Agreement or any transaction contemplated hereby in any court other than any state court or Federal court sitting in New Castle County, Delaware. It is understood and agreed that any other court or arbiter in any other jurisdiction shall be entitled to enforce any Judgment of any state court or Federal court sitting in New Castle County, Delaware. Justice has appointed Corporation Service Company, 1180 Avenue of the Americas, Suite 210, New York, New York 10036-8401 (“Process Agent”), as its authorized agent upon whom all writs, process and summonses may be served in any suit, action or proceeding arising out of or relating to this Agreement. If for any reason Process Agent (or any successor agent for this purpose) shall cease to act as agent for service of process as provided above, Justice will promptly appoint a successor agent for this purpose reasonably acceptable to the Company. Any writs, process or summonses to be served on any other party in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 11.2 or as otherwise permitted by Law. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) the defense of sovereign immunity, (ii) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 11.8, (iii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iv) to the fullest extent permitted by Law that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) Each of the parties agrees that the courts of each of Guernsey, England and Wales shall have jurisdiction to settle any Action that arises out of or in connection with Section 2.1, and hereby agrees that such Actions, disputes or claims may be submitted to the jurisdiction of such courts. Each of the parties waives any right that it may have to object to an Action being brought in such courts, to claim that the any such Action has been brought in an inconvenient forum, or to claim that those courts do not have jurisdiction. Each of Justice, New Holdco and Merger Sub LLC acknowledges that damages might not be an adequate remedy for any breach of Section 2.1 and that, accordingly, the Company shall be entitled, without proof of special damage, to seek the remedies of injunction and specific performance and other equitable remedies for any threatened or actual breach of the provisions of Section 2.1. Justice irrevocably appoints (i) Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London EC2V 7EX in England and (ii) the Company Administrator (as used in Section 11.2) in Guernsey, in each case, as its process agent to receive on its behalf service of process in any Action arising out of or in connection with Section 2.1 in England and Guernsey, respectively. Such service shall be deemed completed on delivery to such process agent (whether or not it is forwarded to and received by

Justice). If for any reason such process agent ceases to be able to act as process agent or no longer has an address in England and/or Guernsey, Justice will promptly appoint a successor process agent for this purpose reasonably acceptable to the Company.

Section 11.9 Enforcement of Agreement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the party seeking the injunction, specific performance and other equitable relief has an adequate remedy at law. To the extent any party hereto brings any action to enforce specifically the performance of the terms and provisions of this Agreement (other than an action solely to specifically enforce any provision that expressly survives termination of this Agreement pursuant to Section 10.2 hereof) when available to such party pursuant to the terms of this Agreement, if the Termination Date would otherwise expire during the pendency of such action, the Termination Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus ten (10) Business Days, or (ii) such other time period established by the court presiding over such action.

Section 11.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.11 Amendment; Waiver.

(a) This Agreement may not be amended or modified except (i) by an instrument in writing signed by, or on behalf of, the parties hereto or (ii) by a waiver in accordance with Section 11.11(b).

(b) Any party to this Agreement may extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 11.12 No Recourse. Except as expressly set forth in this Agreement or any Ancillary Agreement, and other than in the case of fraud or willful and intentional breach of this Agreement, notwithstanding any rights of Justice at Law or in equity, in the event of any default or breach by the Company under this Agreement, Justice’s remedies shall be restricted to enforcement of its rights against the property and assets of the Company, and no Liability whatsoever shall attach to, be imposed on or otherwise be incurred by, any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Company (other than the Company) or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate (other than the Company) of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, for any obligations or Liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Except as expressly set forth in this Agreement or any Ancillary Agreement, and other than in the case of fraud or willful and intentional breach of this Agreement, notwithstanding any rights of the Company at Law or in equity, in the event of any default or breach by Justice, New Holdco or Merger Sub LLC under this Agreement, the remedies of the Company shall be restricted to enforcement of its rights against any other property and assets of Justice, New Holdco and Merger Sub LLC, and no Liability whatsoever shall attach to, be imposed on or otherwise be, incurred by, any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of Justice, New Holdco and Merger Sub LLC (other than Justice, New Holdco and Merger Sub LLC) or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing (other than Justice, New Holdco and Merger Sub LLC), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, for any obligations or Liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

JUSTICE HOLDINGS LIMITED		JUSTICE DELAWARE HOLDCO INC.

By:	/s/ Martin E. Franklin	By:	/s/ Martin E. Franklin
Name:	Martin E. Franklin	Name:	Martin E. Franklin
Title:	Director	Title:	President

JUSTICE HOLDCO LLC		BURGER KING WORLDWIDE HOLDINGS, INC.

By:	/s/ Martin E. Franklin	By:	/s/ Bernardo Hees
Name:	Martin E. Franklin	Name:	Bernardo Hees
Title:	Manager	Title:	Chief Executive Officer

[SIGNATURE PAGE TO BUSINESS COMBINATION AGREEMENT]